                                                               EXHIBIT  99(q)

                        THE COMPTROLLER OF THE CURRENCY
                             WASHINGTON, D.C. 20219


                                    FORM F-2


                                 ANNUAL REPORT

                         PURSUANT TO SECTION 13 OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1991

                        [UNIVERSITY NATIONAL BANK LOGO]

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                      "A DIFFERENT EXPERIENCE IN BANKING"

                250 LYTTON AVENUE, PALO ALTO, CALIFORNIA  94301

                                 (415) 327-0210

                           For the Fiscal Year Ended

                               December 31, 1991

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY
                               250 Lytton Avenue
                              Palo Alto, CA  94301

                      Employers Identification #94-2622607

                           Telephone:  (415) 327-0210

             Securities Registered Under Section 12(g) of the Act:
                                  Common Stock
              Listed on National Association of Securities Dealers
                              Automated Quotations





Indicate by check mark whether the bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the bank was required to file such reports), and (2) has been subject to such filing requirements for
the past 90 days.  Yes   X       No
                        ---         ---

The aggregate market value of voting stock held by non-affiliates of the bank is $32,107,532 based upon the market price of the stock on March 18, 1992.

                                     INDEX

PART I                                                      Page

 ITEM 1.  Business . . . . . . . . . . . . . . . . . . . . .  1

 ITEM 2.  Properties . . . . . . . . . . . . . . . . . . . . 22

 ITEM 3.  Legal Proceedings. . . . . . . . . . . . . . . . . 22

 ITEM 4.  Submission of Matters to a Vote of Security
          Holders. . . . . . . . . . . . . . . . . . . . . . 22

PART II

 ITEM 5.  Market for Bank's Common Stock and Related
          Security Holder Matters. . . . . . . . . . . . . . 22

 ITEM 6.  Selected Financial Data. . . . . . . . . . . . . . 24

 ITEM 7.  Management's Discussion and Analysis of Financial
          Condition and Results of Operations. . . . . . . . 25

 ITEM 8.  Financial Statements and Supplementary Data. . . . 38

 ITEM 9.  Disagreements with Accountants on Accounting and
          Financial Disclosure . . . . . . . . . . . . . . . 38

PART III

 ITEM 10. Directors and Executive Officers of the Bank . . . 57

 ITEM 11. Executive Compensation . . . . . . . . . . . . . . 60

 ITEM 12. Security Ownership of Certain Beneficial Owners and
          Management and Related Transactions. . . . . . . . 68

 ITEM 13. Certain Relationships and Related Transactions . . 70

PART IV

 ITEM 14. Exhibits, Financial Statement Schedules and
          Reports on Form F-3. . . . . . . . . . . . . . . . 71

Signatures . . . . . . . . . . . . . . . . . . . . . . . . . 72

PART I.

ITEM 1.     BUSINESS

General

The Bank commenced operations on May 13, 1980. Its principal banking office is located at 250 Lytton Avenue, Palo Alto, California. Since its formation, the Bank has provided basic banking services and personal trust services to individuals and business enterprises in the Palo Alto area. Palo Alto is located on the San Francisco Peninsula, approximately 30 miles south of San Francisco, on the northern periphery of "Silicon Valley".

The Bank's primary service area is considered to be the communities of Palo Alto, Menlo Park, Atherton and Portola Valley plus the unincorporated areas of Ladera and Stanford University. This primary service area is oriented towards professional services, light industry, retail businesses and education.

The Bank considers its principal service a "banking relationship", the keystone of which is a transaction account. In the case of corporations, the transaction account is a demand (checking) account. In the case of individuals, it is a Super-NOW account that pays interest, provided that sufficient funds (i.e., either a daily minimum balance of $3,000, or an average monthly balance of $6,000) are maintained. Once a customer has established the "relationship" with the Bank by opening a transaction account, that customer may utilize all other Bank services, including money fund accounts, certificates of deposit, safe deposit box rentals, cashier's checks, and purchase U.S. postage stamps, U.S. Savings Bonds and traveler's checks. The bank also makes available to qualified customers commercial, personal and real estate loans, credit cards and standby letters of credit. Through its correspondents, the Bank is also able to offer limited international banking and municipal bond trading services.

The Bank's Trust Department specializes in personal trust services and acts as trustee on a range of employee benefit plans. The Bank does not provide stock transfer services. The Bank opened a Trust Representative Office at 133 Mission Street, Santa Cruz on October 16, 1989.

The Bank opened an office at 800 Oak Grove, Menlo Park on November 15, 1989. The Bank has automatic teller machines at its two offices and it issues an ATM card which enables a customer to withdraw cash at over 25,000 offices of other financial institutions world wide which are members of Cirrus, Money Network, Star System, and American Express.

The Bank employed 113 full time and 8 part-time staff at year end.

Competition From Other Financial Institutions

The Bank considers its principal market area to be composed of the communities of Palo Alto, Menlo Park, Atherton and Stanford. According to the 1980 Census, the aggregate population of these communities was 104,375. The 1980 Census further indicates that individuals 25 years old or older with four or more years of college education totalled 57.5% of this market, versus 25.0% for the San Francisco Bay Area and 19.6% for the State of California. Individuals in this primary market area who were 16 years old or older at the 1980 Census date and who were employed as executives, administrators, managers or in a professional specialty totalled 45.8%, as compared to 27.6% for the San Francisco Bay Area and 25.1% for the State of California.

This market is very heavily serviced by financial institutions. There are 32 commercial banking offices, 16 savings and loan offices, 22 securities brokerage firms and 6 credit unions within this market area. The 32 banking offices alone had deposits from individuals, partnerships and corporations totalling $2.3 billion as of June 30, 1990, compared to $1.6 billion at December 31, 1983. The Bank's market share was 2.17% on December 31, 1982, 3.88% on December 31, 1983, 4.49% on December 31, 1984, 5.31% on December 31,
1985, 6.42% on December 31, 1986, 8.50% on December 31, 1987, 9.8% on December
31, 1988, 10.67% on December 31, 1989, 10.86% on December 31, 1990 and 10.81%
on June 30, 1991.

With regard to loans, the Bank competes with other commercial banks, savings and loan associations, consumer finance companies and other lending institutions. The Bank's Trust Department competes with the trust departments of all the major banks operating within the Bank's primary service area.

In addition to its principal market area, the Bank considers as a secondary market area, the surrounding communities of Los Altos, Mountain View, Sunnyvale, and Santa Clara to the south and Redwood City, San Carlos, Belmont and San Mateo to the north. The Bank services customers in these areas by mail or by the use of its five courier vans, which pick up non-cash deposits on scheduled routes.

Outside its primary market area, the Bank competes with other national banks, state banks, savings and loan associations, and credit unions for time and savings deposits, other deposits, checking or draft accounts, and loans throughout the San Francisco Bay area. With respect to certain of its services, including, but not limited to, loans, and particularly with respect to securing funds available for deposits, the Bank competes with other financial institutions such as insurance companies, consumer and business finance or loan companies, industrial loan associations, real estate investment trusts, pension funds, mortgage companies, and credit card organizations. The national equity and debt securities markets also compete for available funds.

Many of the Bank's competitors offer a comprehensive array of banking products which the Bank has chosen not to offer, and these competitors thereby may have a competitive advantage over the Bank. Further, many of the Bank's competitors have long established reputations and loyal customer bases. However, management of the Bank believes that the level of service which it provides in the delivery of banking products to its customers contributes to the Bank's ability to obtain market share in the face of such competition.

Many of the banks and other financial institutions, including regional money center banks, with which the Bank competes, have capital and resources substantially in excess of the capital and resources of the Bank. Because banks, including the Bank, are generally restricted from lending in excess of a specified percentage of their capital base to one borrower, the Bank is dependent upon its correspondent relationships for loan participations in order to accommodate loan requests in excess of its legal lending limit. The Bank's legal limit on unsecured lending to any one entity was $3,915,854 on December 31, 1991.

To a certain extent, the Bank is also faced with competition from banks and other institutions located in money centers outside of California, and from foreign banks which maintain representative offices in California.

Commitments

As of December 31, 1991, and December 1990, the Bank's loan commitment by category is as follows:

                    Loan Commitments         Loan Commitments
                    Outstanding as of        Outstanding as of
                    December 31, 1991        December 31, 1990
                    ---------------------    ---------------------
                                 Percent                  Percent
                    (Thousands)  of Total    (Thousands)  of Total
                    -----------  --------    -----------  --------
Commercial
 Loans              $ 54,848      59.54%     $ 48,532       59.50%
Consumer Revolving
 Lines of Credit      26,555      28.83%       22,255       27.28%
Real Estate
 Loans                 2,663       2.89%        3,703        4.54%
Letters of
 Credit                8,048       8.74%        7,075        8.68%
                    --------     -------      -------      -------

TOTAL               $ 92,114     100.00%     $ 81,565      100.00%
                   ---------     -------     --------      -------


                  December 31, 1991       December 31, 1990
                  -----------------       -----------------
Estimate of
 Amount Drawn
 During Year    $ 44,974      48.82%     $ 40,512       49.67%

All commitments made are "firm" and could be drawn. The largest category of commitments is Commercial Loans ($54,848M [59.54%]). The Bank expects approximately 50% of these commitments to be drawn. The Bank anticipates that 50% of the commitments in the next largest category, Consumer Revolving Loans ($26,555M [28.83%]) to be drawn. Less than 5% of the commitments are fixed rate commitments.

Commercial loan commitments are generally in the form of revolving lines of credit with floating interest rates and typically mature within one year. All other commitments are on terms whereby prices of interest rates are to be determined by market conditions prevailing at the time of exercise.

Concentration of Bank Deposits

There are no material portions of the Bank's deposit base obtained from a single person or group of persons. The Bank has no deposits of Federal, State or Local governments other than a Treasury Tax and Loan account. At December 31, 1990, the Bank had deposits totaling $35,783,431 from its Trust Department. That total represents deposits of 565 individual trust accounts.

As of December 31, 1991, the Bank's deposit structure was as follows:

                                  Deposits       Percent
  Type of Account                (Thousands)     of Total
  ---------------                -----------     --------
  Demand Deposits (1)             $ 40,434        13.08%
  Savings and NOW Accounts (2)      66,798        21.61%
  Time Certificates of
       Deposit                      29,794         9.64%
  Public Deposits                      546          .18%
  Trust Deposits                    44,963        14.54%
  Personal Money Funds              67,606        21.87%
  Nonpersonal Money Funds           58,993        19.08%
                                  --------       -------
    TOTAL                         $309,134       100.00%
                                  ========       =======

- ----------

(1)  Demand deposits are comprised entirely of corporate transaction accounts.

(2) Individual transaction accounts, as well as transaction accounts for non-profit organizations, partnerships and sole proprietorships are all classified as Savings & NOW Accounts.

Seasonality of Business

There was no seasonality of business experienced in 1991.

Foreign Sources of Business

There are no material deposit liabilities incurred from outside the Bank's primary and secondary service areas. The Bank has no brokered deposits and has a policy not to accept any. The Bank's loans are made primarily to professionals, executives and privately held companies in the Bank's market area. From time to time, loan participations are purchased from another bank. As of December 31, 1991, participations totaling $1,323,526 were included in the Bank's portfolio.

                (Balance of this page intentionally left blank.)

SUPERVISION AND REGULATION

The Bank is regulated and supervised by the Comptroller of the Currency (the "Comptroller") and, therefore, is subject to periodic examination by the Comptroller. Deposits of the Bank's customers are insured by the FDIC up to the maximum limit of $100,000. As a national bank, the Bank is a member of the Federal Reserve System and is subject to the regulations of the Federal Reserve Board.

The regulations of those federal bank regulatory agencies govern most aspects of the Bank's business and operations, including but not limited to: requiring the maintenance of non-interest bearing reserves on deposits, limiting the nature and amount of investments and loans which may be made, regulating the issuance of securities, restricting the payment of dividends, regulating bank expansion and bank activities and determining maximum rates of interest allowed on certain deposits.

Effect of State Law

The laws of the State of California also affect the Bank's business and operations. For example, under 12 U.S.C. Section 36, the Comptroller may authorize a national bank to establish branch offices only to the extent allowable under state law for state banks. Therefore, as California law presently permits a state bank to establish a branch office at any location in the state, a national bank may be similarly authorized to establish a branch by the Comptroller. On a similar basis, 12 U.S.C. Section 85 provides that state law, in most circumstances, determines the maximum rate of interest which a national bank may charge on a loan. As California law exempts all state-chartered and national banks from the application of its usury laws, national banks are also provided such an exemption pursuant to Section 85.

Capital Requirements

The Bank is subject to OCC regulations governing capital adequacy. In 1989 the OCC issued final guidelines for national banks, supplementing the existing capital to assets leverage ratio requirement, which provided definitions of qualifying capital and set forth minimum supervisory risk-based capital ratios of capital to risk-weighted assets. In doing so, the OCC announced that, while leverage ratios serve as a useful tool for assessing capital adequacy, a capital measure that is more explicitly and systematically sensitive to the risk profiles of individual banks was called for.

The OCC guidelines provided a supplementary system for measuring and assessing capital adequacy by establishing:

  (1) a definition of core or "Tier 1" capital consisting of common shareholders' equity, non-cumulative perpetual preferred stock and minority interests in consolidated subsidiaries and a definition of supplementary of "Tier 2" capital consisting of allowances for loan and lease losses (up to a maximum of 1.5% of risk-weighted assets by year-end 1990 and 1.25% of risk-weighted assets by year-end 1992), cumulative perpetual and long-term preferred stock (original maturity of at least 20 years), hybrid capital instruments, including mandatory convertible debt securities, and term subordinated debt and intermediate-term preferred stock (original maturity of five years or more), with goodwill and certain other intangible assets deducted from Tier 1 capital.

  (2) a framework for assigning assets and off-balance sheet items to four broad risk-weight categories (for example, 0% for cash and unconditionally guaranteed government securities, 20% for conditionally guaranteed government securities, 50% for performing residential real estate loans secured by first liens; and 100% for other assets, including all loans not qualifying for the 50% category);

  (3) a schedule for achieving a minimum risk-based capital ratio of 7.25% by December 31, 1990 and 8.0% by December 31, 1992 (with the Tier 1 component constituting at least 50% of total qualifying capital) and procedures for calculating a risk-based capital ratio; and

  (4) transitional arrangements and a phase-in period through December 31, 1992 allowing some Tier 2 capital components to be accorded core or Tier 1 status during the transitional period.

The risk-based capital ratio analysis established minimum supervisory guidelines and standards. It does not evaluate all factors affecting a bank's financial condition, including overall interest rate exposure; liquidity, funding and market risks; the quality and level of earnings; investment or loan portfolio concentrations; the quality of loans and investments; the effectiveness of loan and investment policies; and management's ability to monitor and control financial and operating risks. The capital adequacy assessment of the OCC will, however, continue to include analysis of these factors in assessing the condition of national banks.

At the time the risk-based capital framework was adopted, the OCC indicated that the risk-based capital framework did not replace or eliminate the existing leverage ratios but that, once the risk-based framework was implemented, the consideration would be given to whether the existing definitions of capital for leverage purposes and the minimum leverage ratios should be amended. On September 21, 1990, the OCC established new leverage guidelines, similar to those adopted by the Board of Governors of the Federal Reserve for bank holding companies, which would:

  (1) for purposes of minimum leverage ratio requirements, replace the primary and total capital definitions with the Tier 1 (core) capital definition;

  (2) eliminate the minimum 5.5% and 6% primary and total capital ratio requirements and replace them with a minimum 3% Tier 1 leverage capital ratio requirement for national banks that receive the highest composite regulatory rating and that are not anticipating or experiencing any significant growth; and

  (3) require all other national banks to meet a minimum leverage ratio that is at least 100 to 200 basis points above this minimum, i.e. an absolute minimum leverage ratio of 4% for those national banks that do not receive the highest regulatory rating or are anticipating or experiencing significant growth.

A national bank's Tier 1 leverage ratio is calculated by dividing its Tier 1 capital by its average total assets.

The following tables present the Bank's regulatory capital positions at December 31, 1991:

                RISK BASED CAPITAL RATIO AS OF DECEMBER 31, 1991
                             (Dollars in Thousands)

                                                                                     Risk
                                                                                     Based
                                                                 Amount              Ratio
                                                                 -------             ------
Tier 1 Capital .....................................             $ 25,191            10.68%

Total Capital ......................................               27,019            11.45%

Total Capital minimum
    requirement ....................................               17,113             7.25%
                                                                 --------            -----

Excess .............................................             $  9,906

Risk-weighted assets ...............................             $236,035

                     LEVERAGE RATIO AS OF DECEMBER 31, 1991
                             (Dollars in Thousands)

                                                                                             Leverage
                                                                              Amount         Ratio (1)
                                                                              ------         ---------
Tier 1 Capital ......................................                         $ 25,191        8.15%

Minimum Leverage
   requirement ......................................                           12,357        4.00%
                                                                              --------       -----
Excess ..............................................                         $ 12,834

Average total assets ................................                         $308,923

- ----------
(1) Tier 1 Capital to average total assets.


Management of the Bank believes that the Bank will continue to meet their respective minimum capital requirements in the foreseeable future.

In certain circumstances, the Comptroller may determine that the capital ratios for a national bank shall be maintained at levels which are higher than the minimum levels required by the guidelines. A national bank which does not achieve and maintain adequate capital levels as required may be subject to supervisory action by the Comptroller under the International Lending Supervision Act through the issuance of a capital directive to ensure the maintenance of required capital levels. In addition, the Bank is required to meet certain guidelines of the Comptroller concerning the maintenance of an adequate allowance for loan and lease losses.

Payment of Dividends

The Bank's ability to make dividend payments is subject to statutory and regulatory restrictions.

The Board of Directors of a national bank may declare the payment of dividends from funds legally available therefor, depending upon the earnings, financial condition and cash needs of the bank and general business conditions. A national bank may not, pursuant to 12 U.S.C. Section 56, pay dividends from its capital, excluding the reserve for loan losses. All dividends must be paid out of net profits then on hand, after deducting losses and bad debts. The payment of dividends by a national bank is further restricted by 12 U.S.C. Section 60(a) which prohibits a national bank from declaring a dividend on its shares of common stock until its surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of the capital stock, until one-tenth of the bank's net profits of the preceding half year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods in the case of an annual dividend, are transferred to the surplus fund. Moreover, the approval of the Comptroller is required by 12 U.S.C. Section
60(b) for the payment of dividends if the total of all dividends declared by the bank in any calendar year would exceed the total of its retained net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

In addition to the requirements of 12 U.S.C. Sections 56 and 60, guidelines adopted by the Comptroller set forth factors which are to be considered by a national bank in determining the payment of dividends. A national bank, in assessing the payment of dividends, is to evaluate the bank's capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to revise or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines. Therefore, the payment of dividends by the Bank is governed by the requirements of 12 U.S.C. Sections 56 and 60, including consideration of the Bank's maintenance of minimum required capital levels and an adequate allowance for loan and lease losses.

Moreover, under the Federal Deposit Insurance Corporation Improvement Act of 1991, the Comptroller has broad authority to prohibit a national bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the national bank in question and other factors, that the Comptroller may assert that the payment of dividends or other payments by a bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

Accordingly, the future payment of cash dividends by the Bank will not only depend upon the Bank's earnings during any fiscal period but will also depend upon the assessment of the respective Boards of Directors of the capital requirements of such institutions and other factors, including dividend guidelines and the maintenance of an adequate allowance for loan and lease losses.

Impact of Monetary Policies

Banking is a business which depends on interest rate differentials. In general, the difference between the interest rates paid by the Bank on its deposits and its other borrowings and the interest rates received by the Bank on loans extended to its customers and on securities held in the Bank's investment portfolio comprises the major portion of the Bank's earnings. These rates are highly sensitive to many factors which are beyond the control of the Bank. Accordingly, the earnings and growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

The earnings and growth of the Bank are affected not only by general economic conditions but also by the monetary and fiscal policies of the United States and federal agencies, particularly the Federal Reserve Board. The Federal Reserve Board can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States Government securities, by its control of the discount rates applicable to borrowings by banks from the Federal Reserve System. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and affect the interest rates charged on loans and paid on deposits. The nature and timing of any future changes in monetary policies are not predictable.

Impact of Tax Reform Act of 1986 and Recent Tax Legislation

The Tax Reform Act of 1986 ("1986 Act") made sweeping changes to the federal tax laws. Additional tax law changes were made in the Omnibus Reconciliation Act of 1987 ("1987 Act"), the Technical and Miscellaneous Revenue Act of 1988 ("1988 Act"), the Revenue Reconciliation Act of 1989 ("1989 Act"), and the Revenue Reconciliation Act of 1990 ("1990 Act"). The most significant changes in the taxation of commercial banks enacted under these laws include the following:

1. Corporate tax rates. For tax years beginning on or after July 1, 1987, for most corporations taxable income is taxed at a rate of 34 percent, decreased from 46 percent under prior law.

2. Corporate alternative minimum tax. The 1986 Act enacted an alternative minimum tax ("AMT"). In contrast to the corporate add-on minimum tax under prior law, the AMT substantially increases a corporation's federal income tax base by (a) expanding the number of preference items subject to tax and (b) applying various adjustments to regular taxable income. Generally, a corporation will be subject to the AMT to the extent the tentative minimum tax exceeds the corporation's regular tax liability. The tentative minimum tax is equal to (a) 20 percent of the excess of a corporation's "alternative minimum taxable income" ("AMT") over an exemption amount, less (b) the alternative minimum foreign tax credit. Generally, AMTI is defined as taxable income computed with special adjustments and increased by the amount of tax preferences for a tax year.

Effective for tax years beginning after 1989, a special adjustment for "adjusted current earnings" ("ACE") is made. This adjustment replaced the "book income" adjustment that was effective for tax years beginning in 1987 through 1989. The ACE adjustment is equal to three-fourths of the excess of ACE over AMTI (determined without regard to this adjustment and the AMT net operating loss). Generally, ACE is computed by adjusting AMTI to reflect the rules applicable in computing corporate earnings and profits for federal income tax purposes; adjustments are made for depreciation, for inclusion of certain items otherwise excluded from taxable income, for disallowance of certain deductions otherwise allowed in computing taxable income, and other items.

The 1989 Act (a) modified the method of calculating depreciation for purposes of determining ACE; (b) modified the amount of the dividends received deduction available in determining ACE; (c) provided that in certain cases, the installment method of reporting gain may be used for ACE purposes; and (d) made various technical changes to the definition of ACE. The 1990 Act made various technical changes to the ACE provisions, and in 1991, the Treasury promulgated final regulations providing detailed rules for calculating the ACE adjustment.

In addition to the ACE adjustment, for purposes of determining AMTI, a corporation is required to compute its depreciation allowance using a slower depreciation rate than that used in computing regular taxable income. Also, special adjustments are made in computing a net operating loss, and generally a net operating loss deduction cannot exceed 90 percent of AMTI. Further, tax-exempt interest on certain private activity bonds issued after August 7, 1986, constitutes a tax preference increasing AMTI. Finally, the 1990 Act made various technical changes to the AMT.

3. Bad debt deduction. The 1986 Act required a bank with average adjusted bases of all assets exceeding $500 million ("large bank") to compute its bad debt deduction using the specific charge-off method. Under that method, a deduction is taken at the time the debt becomes partially or wholly worthless. Under prior law, a large bank could also use one of two reserve methods, under which a bad debt deduction is computed according to the amount added to a reserve set aside for bad debts. The 1986 Act, as modified by the 1990 Act, continued to permit a bank not meeting the definition of a large bank ("small bank") to use either the specific charge-off method or the "experience" reserve method, under which the addition to bad debt reserve is based on the bank's actual loss experience for the current year and five preceding years.

In 1991 the I.R.S. issued proposed regulations permitting a bank to elect to establish a conclusive presumption that a debt is worthless, based on applying a single set of standards for both regulatory and tax accounting purposes.

1. Interest incurred for tax-exempt obligations. Generally, taxpayers are not allowed to deduct interest on indebtedness incurred to purchase or carry tax-exempt obligations. Prior to the 1986 Act, this provision generally did not apply to interest paid by banks or other financial institutions with respect to debts incurred in the ordinary course of the bank's business.
Banks were subject, however, to a 20 percent disallowance of such interest in certain cases.

The 1986 Act denies a deduction to banks for the portion of the bank's interest that is allocable to tax-exempt obligations acquired by the bank after August 7, 1986. The 20 percent disallowance of pre-1986 Act law continues to apply to tax-exempt obligations acquired between January 1, 1983, and August 7, 1986. A special exception applies to a "qualified tax-exempt obligation," which includes any tax-exempt obligation that (a) is not a private activity bond and (b) is issued by an issuer that reasonably anticipates it will issue not more than $10 million of tax-exempt obligations (other than certain private activity bonds) during the calendar year. Qualified tax-exempt obligations are treated as acquired before August 8, 1986; thus, interest expense allocable to such bonds continues to be deductible, subject to the 20 percent disallowance.

5. Net operating losses. Under the 1986 Act, a bank is permitted to carry a net operating loss ("NOL") back to the prior three tax years and forward to the succeeding fifteen tax years, as opposed to the ten-year carryback and five-year carryforward periods of prior law. The prior law periods were retained, however, to the extent the NOL of a commercial bank is attributable to a bad debt deduction taken under the specific charge-off method. This special rule applies to NOLs for tax years beginning after December 31, 1986, and before January 1, 1994. The 1990 Act clarifies that a commercial bank's bad debt loss is treated as a separate NOL to be taken into account after the remaining portion of the NOL for the year.

6. California tax laws. A commercial bank is subject to the California franchise tax. The applicable tax rate is higher than that applied to general (non-financial) corporations because it includes an amount "in lieu" of many other state and local taxes and license fees payable by such corporations but generally not payable by banks and financial corporations. The bank tax rate for income years ending in 1989, 1990 and 1991 was 10.741%. Under 1991 legislation, for income years ending after 1991 and before December 1, 1995, the rate is the franchise tax rate applicable to general corporations (currently 9.3%) plus the in-lieu rate, but the total rate cannot exceed 11.7%. The in-lieu rate is computed under a formula based on the amounts of personal property taxes, business license taxes, and California income reported for general corporations, and must be at least 1.3%. For income years ending on or after December 31, 1995, the applicable franchise tax rate will be the general corporate rate plus 2%, with no ceiling.

For income years beginning after 1987, California substantially adopted the federal AMT, subject to modifications for the ACE adjustment, computation of NOLS, tax preference treatment for tax-exempt interest, and certain other items. Generally, a bank is subject to California AMT in an amount equal to the sum of
(a) seven percent of AMTI (computed for California purposes) over an exemption amount and (b) the excess of the bank tax rate over the general corporation tax rate applied against net income for the taxable year, unless the bank's regular tax liability is greater.

California permits a bank to compute its deduction for bad debt losses under either the specific charge-off method or according to the amount of a reasonable addition to a bad debt reserve. Regulations provide detailed rules for determining the deduction under either method.

California has incorporated the federal NOL provisions, subject to significant modifications. Generally, NOLs arising in income years beginning before 1987 or after January 1, 1997 are disregarded. No carryback is permitted, and only fifty percent of the NOL for any income year may be carried forward. Under 1991 legislation, NOL carryover deductions have been suspended for income years beginning in calendar years 1991 and 1992, although the carryover period of fifteen years is extended for two years for any NOL deductions denied because of the suspension period.

The various laws discussed herein contain other changes that could have a significant impact on the banking industry. The effect of these changes is uncertain and varied, and it is unclear to what extent any of these changes may influence the Company's operations or the banking industry generally.

Federal and state laws applicable to financial institutions have undergone significant changes in recent years. The most significant recent federal legislation enactments are the Federal Deposit Insurance Corporation Improvement Act of 1991 and the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

Federal Deposit Insurance Corporation Improvement Act of 1991

General

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted on December 19, 1991 and addresses, among other things, the safety and soundness of the deposit insurance funds, supervision of and accounting by insured depository institutions and prompt regulatory action by the FDIC with respect to troubled institutions. FDICIA also places restrictions on the activities of insured State banks and provides enhanced enforcement authority for the FDIC and additional safeguards against insider abuse.

Prompt Regulatory Action

FDICIA amended the Federal Deposit Insurance Act ("FDIA") to establish a format for closer monitoring of insured depository institutions and to enable prompt corrective action by regulators when an institution begins to experience difficulty.

FDICIA established five capital categories: (i) well capitalized;  (ii)
adequately capitalized;   (iii) undercapitalized; (iv) significantly
undercapitalized; and (v) critically undercapitalized.   Relevant capital
measures for determining the
placement of a depository institution within a category will include a leverage limit, a risk-based capital requirement and other capital measures which may be established by regulations adopted by the federal banking agencies. The general thrust of these provisions is to impose greater scrutiny and more restrictions on institutions as they descend the capitalization ladder, from well capitalized to critically undercapitalized.

All institutions are barred from making capital distributions or paying management fees to persons having control of the institution if to do so would leave the institution undercapitalized.

Undercapitalized institutions will be closely monitored and will be subject to restrictions on activities and asset growth. In addition, they will be required to develop and submit a capital restoration plan, which must include
(i) the steps the institution will take to become adequately capitalized; (ii) the levels of capital to be attained during each year in which the plan will be in effect; (iii) how the institution will comply with restrictions or requirements imposed on its activities; and (iv) the types and levels of activities in which the institution will engage. Generally, the capital restoration plan must be submitted within 45 days of the institution's becoming undercapitalized. In addition, any company which controls a depository institution required to submit a capital restoration plan must guarantee that the institution will comply with the plan, provided that the liability under such guarantee will not exceed the lesser of five percent of the institution's total assets or the amount needed to bring the depository institution into compliance with all applicable capital standards.

Significantly undercapitalized institutions and institutions that fail to submit and implement capital restoration plans may be ordered to (i) recapitalize by selling enough shares to bring the institution to an adequately capitalized level; (ii) restrict dealings with affiliates; (iii) restrict interest rates paid on deposits; (iv) restrict asset growth or reduce total assets; (v) alter or eliminate any activity determined by the bank regulatory agency to pose an excessive risk to the institution; (vi) hold a new election for the institution's board of directors, dismiss directors or senior officers, or both; (vii) cease accepting deposits from correspondent depository institutions; and (viii) divest itself of subsidiaries and/or require any company controlling the institution to divest itself of any affiliate other than the institution and/or divest itself of the depository institution. In addition, significantly undercapitalized institutions will be prohibited from paying any bonus to a senior executive officer and will be limited in increasing compensation above specified amounts for such officers, in each case without receiving prior agency approval.

A critically undercapitalized institution will face even more severe restrictions. In addition to those steps that can be taken with respect to significantly undercapitalized institutions, prior written FDIC approval would be required for many actions, such as making payments on subordinated debt, financing a highly leveraged transaction, amending its by-laws, materially changing its accounting methods, or paying excessive compensation or bonuses. In addition, a critically undercapitalized institution must be placed in receivership by the appropriate federal banking agency within 90 days of becoming critically undercapitalized, unless the agency determines, with FDIC concurrence, that other action would better achieve statutory goals.

FDICIA also provides that if an institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice, its capital category may be downgraded to achieve a higher level of regulatory scrutiny.

In addition to the provisions described above, FDICIA requires each federal banking agency to adopt regulations prescribing non-capital standards for institutions under its authority covering (i) internal controls, information systems, and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate exposure; (v) asset growth; (vi) compensation, fees and benefits; (vii) other operational and managerial standards; and (viii) asset quality, earnings, and stock valuation. In the event the relevant agency determines that an institution fails to meet any of such standards, the institution must develop and implement a plan to correct the deficiency.

Conservatorship and Receivership

FDICIA adds additional grounds to the previously existing list of reasons for appointing a conservator or receiver for an insured depository institution. The added grounds include (i) substantial dissipation of assets or earnings due to an unsafe or unsound practice or any violation of law or regulation; (ii) the existence of an unsafe or unsound condition; (iii) any willful violation of a cease and desist order; (iv) any concealment of assets, records, books or papers from any federal or state bank regulatory agency; (v) if the institution is likely to be unable to meet obligations in the normal course of business; (vi) losses threatening capital; (vii) becoming undercapitalized if the institution
(A) has no reasonable prospect of becoming adequately capitalized; (B) fails to become adequately capitalized after being ordered to do so; (C) fails to timely submit an acceptable capital restoration plan; or (D) fails to implement an accepted restoration plan; or (viii) is critically undercapitalized or otherwise has substantially insufficient capital.

Federal Reserve Discount Window Advances

Beginning December 19, 1993 no advances from a Federal Reserve Bank to any undercapitalized depository institution may be outstanding for more than 60 days in any given 120-day period, unless the head of the appropriate federal banking agency certifies to the Federal Reserve Bank that the institution is viable, or if the Federal

Reserve Board Chairman so certifies to the Federal Reserve Bank. In either case, a grace period for the next 60 days may be provided. This grace period may be extended upon further certifications.

There are more stringent restrictions on advances to critically undercapitalized institutions. The window is reduced to five days and if the FDIC incurs any losses exceeding what it would have lost in liquidation, then the Federal Reserve Board is liable to the FDIC for that loss, subject to certain limitations. More importantly, Federal Reserve banks shall have no obligation to make, increase, renew, or extend any advance or discount to any depository institution. The Federal Reserve Board is given the prerogative of examining any depository institution or affiliate in connection with any Federal Reserve System transaction.

Brokered Deposits

FDICIA continues restrictions on the acceptance of brokered deposits by insured depository institutions that are not well capitalized. It also places restrictions on the interest rate payable on brokered deposits and the solicitation of such deposits. An undercapitalized institution will not be allowed to solicit brokered deposits by offering rates of interest that are significantly higher than the prevailing rates of interest on insured deposits in the particular institution's normal market areas or in the market area in which such deposits would otherwise be accepted. In addition, the FDIC is required to adopt final regulations to implement the new limitations on brokered deposits by May 18, 1992 and those regulations are required to become effective not later than June 16, 1992.

Risk-Based Assessment System

FDICIA amended the FDIA to require the FDIC to establish a risk-based assessment system for depository institutions. The risk-based assessment system would be used to calculate a depository institution's semiannual deposit insurance assessment based on the probability that the deposit insurance fund will incur a loss with respect to the institution. In determining the probability of loss, the FDIC will take into consideration different categories and concentrations of assets and liabilities (both insured and uninsured, contingent and noncontingent) and any other factors that the FDIC determines are relevant to assessing such probability.

The FDIC will set semiannual assessments for insured depository institutions to maintain the reserve ratio of the BIF and the SAIF or if the reserve ratio is less than the designated reserve ratio, to increase the reserve ratio to the designated ratio. The designated reserve ratio for the BIF and the SAIF for each year will be 1.25 percent of estimated insured deposits. The FDIC may set a higher percentage if the agency determines that there is a significant risk of substantial future loss to the particular insurance fund. In addition, the FDIC will set the semiannual assessments for BIF independently from the semiannual assessments for SAIF.

Also, if the reserve ratio for either deposit insurance fund is less than the designated reserve ratio, the FDIC will set semiannual assessment rates for each BIF or SAIF member that are sufficient to increase the reserve ratio for the particular fund not later than one year after the assessment rates are set or in accordance with a schedule promulgated by the FDIC. That recapitalization schedule will specify, at semiannual intervals, target reserve ratios for the particular deposit insurance fund, culminating in a reserve ratio that is equal to the designated reserve ratio not later than 15 years after the date on which the FDIC implements the schedule.

In setting the assessments for each deposit insurance fund, the FDIC will consider the fund's expected operating expenses; case resolution expenditures and income; the effect of assessments on members' earnings and capital; and other factors that the FDIC may deem appropriate. Until a deposit insurance fund achieves its designated reserve ratio, the FDIC may limit the maximum assessment on insured depository institutions under the risk-based assessment system to not less than 10 basis points above the average assessment on insured institutions under that system.

Certified Assessment Statements

Generally, each insured depository institution will file with the FDIC a certified statement containing information as required by the FDIC for determining the institution's semiannual assessment. The form of the certification will also contain supporting information as required by the FDIC and is to be certified by the president of the depository institution or any other designated officer.

FDICIA established a three-tier penalty system for failure to make accurate certified statements. Any insured depository institution which maintains procedures reasonably adapted to avoid any inadvertent error and, unintentionally as a result of such an error, fails to submit a certified statement or submits a false or misleading certified statement or inadvertently transmits a report that is minimally late will be subject to a penalty of not more than $2,000 for each day a violation continues or the false or misleading information is not corrected. The burden of proving that an error was inadvertent or that a report was inadvertently submitted late will be on the institution.

A second tier penalty will be assessed against any insured depository institution which fails to submit a certified statement within the required time period or submits a false or misleading certified statement, without the mitigating circumstances described above. The penalty for a second tier offense will be up to $20,000 for each day a violation continues or the false or misleading information is not corrected.

Finally, if any insured depository institution knowingly or with reckless disregard for the accuracy of any information contained in a certified statement submits any false or misleading certified statement, the FDIC may assess a penalty of as much as $100,000,000 or 1 percent of total assets, whichever is less, per day for each day during which such failure continues or the false and misleading information is not corrected.

Insider Abuse

FDICIA also strengthens remedies for insider abuse by recodifying current law restricting extensions of credit to insiders under the Federal Reserve Act. The FRA places limitations and conditions on extensions of credit by member banks to their executive officers, directors, or principal shareholders, or to any related interest of such a person. FDICIA extends the scope of these provisions to include state nonmember banks in addition to member banks.

Other restrictions placed on extensions of credit by banks to insiders under FDICIA include a provision that requires banks to follow credit underwriting procedures that are not less stringent than those applicable to persons who are not insiders. Also, the aggregate limits on extensions of credit to all insiders cannot exceed a member bank's unimpaired capital and unimpaired surplus. An exception to this limitation is provided if a bank has less than $100,000,000 in deposits and the FRB determines that the exception is important to avoid constricting the availability of credit in small communities or to attract directors to such banks.

Annual Examinations and Reports

Annual full-scope, on-site examinations will be required of all insured depository institutions. The appropriate federal banking agency will conduct the examinations, unless the FDIC has conducted one in the given 12-month period. The federal agency exams may be staggered every two years for institutions in which a state banking agency conducts exams in the intervening year. For small, well-capitalized institutions that are well managed and in outstanding condition, and whose ownership has not changed in the preceding year, the exams by the federal banking agencies may be at 18-month intervals. Examinations are to begin for the period starting December 19, 1992. During the transition period lasting until December 31, 1993, the general rule will be for 18-month intervals between exams, unless the institution is in less than satisfactory condition or there is new ownership.

For fiscal years beginning after December 31, 1992, each insured depository institution will be required to submit a publicly-available annual report to the appropriate federal banking agency, state bank supervisor and to the FDIC. In addition, each institution will be required to prepare an annual financial statement using generally accepted accounting principles, fulfilling any additional disclosure requirements imposed by the federal banking agencies.

An independent public accountant will be required to "attest to" management's report prepared pursuant to these new requirements. The independent accountant will also monitor management's compliance with governing laws and regulations. Each institution will also be required to select an independent audit committee made up of outside directors who are independent of management to review with management and the independent accountant the required reports. If an auditor resigns or is dismissed, written notification must be provided to the appropriate federal banking agency.(1/)

Financial Institutions Reform, Recovery, and Enforcement Act of 1989

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") was enacted on August 9, 1989. Among the many major changes made by this law is a measure requiring the FDIC to assume responsibility for insuring the deposits of financial institutions formerly insured by the Federal Savings and Loan Insurance Corporation. FIRREA established two separate insurance funds to be administered by the FDIC.

FIRREA also strengthened the FDIC'S regulatory enforcement authority in the following ways: (i) it expanded the categories of persons over whom enforcement powers may be exercised, (ii) it reduced the threshold for the imposition of civil monetary penalties, including allowing such penalties to be imposed for an inadvertent failure to file a regulatory report in a timely fashion, (iii) it substantially increased criminal and civil monetary penalties, (iv) it added remedies, including "reimbursement" by parties committing a wrong and orders requiring the sale of assets, (v) it enhanced provisions for immediate remedies, (vi) it expanded the FDIC's powers to appoint conservators and receivers, and (vii) it allows the FDIC to proceed against "commonly controlled insured financial institutions" in the event that the FDIC is required to provide assistance to a troubled "sister" financial institution.

FIRREA also provides that banks which (i) have been chartered less than two years; (ii) have undergone a change of control within the preceding two years;
(iii) are not in compliance with minimum capital requirements; or (iv) have been determined by the appropriate banking agency to be in a troubled condition, are required to notify the appropriate banking agency of the proposed

- ------------
(1/) These requirements will not apply to any insured depository institution with respect to any fiscal year if, at the beginning of such fiscal year, the institution had total assets of less than (i) $150,000,000; or (ii) such higher amount as the FDIC prescribes by regulation.

addition of any individual to the board of directors or the employment of any individual as a senior executive officer, at least thirty days before such action becomes effective. The appropriate banking agency is then empowered to disapprove any such addition or employment.

FIRREA prohibits a bank from entering into a written or an oral contract with any person to provide goods, products, or services to or for the benefit of the bank which would jeopardize the safety or soundness of the bank. In addition, FIRREA prohibits a bank which does not meet the minimum capital requirements applicable to it from accepting brokered deposits. As noted above, FDICIA has continued and increased restrictions on brokered deposits.

Finally, FIRREA requires banks to provide copies of reports of condition, reports of examination and memoranda of understanding and other regulatory orders, if any, to their independent auditors.

State Legislation

The California Interstate (Regional) Banking Act of 1986 (the "Regional Act") was enacted, effective July 1, 1987, to permit an out-of-state bank holding company to acquire banks in California if the holding company conducted its principal operations in Alaska, Arizona, Colorado, Hawaii, Idaho, Nevada, New Mexico, Oregon, Utah, Texas, or Washington. Generally, such acquisitions were subject to the approval of the Federal Reserve Board and the California Superintendent of Banks and to the existence of reciprocal interstate legislation in the state in which the operations of the bank holding company were conducted. The Regional Act was repealed by its terms on January 1, 1991 and was replaced, effective that date, by the California Interstate (National) Banking Act of 1986, which extended the interstate banking authorization on a nation-wide basis, subject to the continuing requirement of substantial reciprocity between California and the state in which the operations of the bank holding company are principally conducted.

Other legislation has been or may be proposed to the United States Congress and the California Legislature and regulations may be proposed by the Federal Reserve Board, the Comptroller and the FDIC which could affect the business of the Bank. Management of the Bank cannot predict whether such pending or proposed legislation or regulations will be adopted and cannot predict the effect such proposed legislation or regulations may have on its business.

ITEM 2.  PROPERTIES

The Bank's headquarters building is located at 250 Lytton Avenue, Palo Alto. The Bank commenced operations in this new facility on October 20, 1986. The building, owned by the Bank, contains 25,800 square feet spread over three floors. In addition, there are two levels of underground parking.

On July 26, 1989, the Bank entered into a lease purchase agreement on the building located at 800 Oak Grove, Menlo Park and presently occupies 6,527 square feet. The purchase was completed on February 1, 1991. Additionally, effective October 16, 1989, the Bank leased 1,053 square feet at 133 Mission Street, Santa Cruz to house its Trust Representative Office.

The total book value of the premises, including land, equipment, furniture and fixtures was $14,107,545 at December 31, 1991 compared to $10,532,556 at December 31, 1990.

ITEM 3.  LEGAL PROCEEDINGS

There are no material legal proceedings to which the Bank is a party.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

There were no matters submitted to a vote of the security holders in the fourth quarter of 1991.

PART II.

ITEM 5.  MARKET FOR THE BANK'S COMMON STOCK AND RELATED SECURITY
         HOLDER MATTERS

Market Information

The Common Stock of the Bank is listed on NASDAQ (National Association of Securities Dealers Automated Quotations) under the quotation symbol UNNB. Principal market makers for the Bank's Common Stock are: Dean Witter Reynolds, Hoefer & Arnett, H.J. Meyer & Co., Inc. and Sutro & Co. 1990 prices represent "Bid" prices and 1991 prices reflect actual trades.

Quarter Ended      High     Low     Last    Volume
- -------------      ----     ---     ----    ------
   3-31-91       $29.50   $24.00   $27.00    20,042
   6-30-91        30.50    26.75    27.50    22,824
   9-30-91        29.00    23.50    25.00    18,528
  12-31-91        26.50    22.50    26.00    49,285

Quarter Ended     High    Low        Last        Volume
- -------------     ----    ---        ----        ------
   3-31-90       $26.50   $24.00    $25.50        25,046
   6-30-90        28.50    25.50     27.50        31,709
   9-30-90        27.50    23.50     23.50        12,391
  12-31-90        24.00    22.50     23.00        18,997


Holders

The Bank has authorized 3,000,000 shares of Common Stock, par value $2.50 per share. As of March 18, 1991, 1,297,224 shares were outstanding and were held by approximately 525 shareholders of record.

Dividends

On January 24, 1991, the Board of Directors declared a dividend of forty five cents per share to shareholders of record February 4, 1991. On July 18, 1991, the Board declared a dividend of fifty five cents per share to shareholders of record July 30, 1991. On January 23, 1992, the Board declared a dividend of fifty five cents per share to shareholders of record February 3, 1992.

Currently there are no existing contractual restrictions on the Bank's ability to pay dividends.

The Bank's policy is that dividends shall only be paid out of current period income. The future dividend policy of the Bank is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings and capital needs in conjunction with total liability growth.

The Bank has paid a dividend on a semi-annual basis since 1985 as is reflected in the following chart.

                           History of Dividend Payout

             Declared      Declared        Total Annual
             --------      --------        ------------
      Year    January       August            Payout
      ----    -------       ------            ------
      1985      $0.10         $0.10          $86,722.70
      1986      $0.10         $0.20         $148,685.60
      1987      $0.20         $0.20         $208,872.40
      1988      $0.20         $0.30         $265,671.80
      1989      $0.30         $0.30         $357,012.00
      1990      $0.30         $0.45         $911,567.70
      1991      $0.45         $0.55       $1,260,610.95
      1992      $0.55                       $713,500.70

ITEM 6.  SELECTED FINANCIAL DATA

Summary of Earnings (000's)                               1991       1990       1989        1988      1987       1986
- ------------------------------------------------------------------------------------------------------------------------
Interest Income                                           $25,397   $25,832   $ 22,693    $ 18,573  $ 13,824    $ 10,816
Interest Expense                                           12,251    13,499     11,300       9,205     6,964       5,780
- ------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                      13,146    12,334     11,393       9,368     6,860       5,036
Provision for Loan Losses                                     875       360        310         330       360         344
- ------------------------------------------------------------------------------------------------------------------------
  Net Interest Income after Provision for Loan Losses      12,271    11,974     11,083       9,038     6,500       4,692
Non-Interest Income                                         2,518     2,240      1,600       1,255     1,110         900
Non-Interest Expense                                       10,312     9,497      8,044       6,522     5,323       4,315
- ------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                  4,477     4,717      4,639       3,771     2,287       1,277
  Income Taxes                                              1,261     1,352      1,393       1,055       534         (31)
- ------------------------------------------------------------------------------------------------------------------------
Net Income                                                 $3,216    $3,365     $3,246      $2,716    $1,753    $  1,308
- ------------------------------------------------------------------------------------------------------------------------

Per Share:
  Average Number of Shares Outstanding,
  Weighted (000's)                                          1,307     1,290      1,267       1,122     1,044         986
Net Income                                                  $2.46     $2.61    $  2.56    $   2.42   $  1.68    $   1.33
Dividend                                                    $1.00     $ .75    $   .30    $    .25   $   .20    $    .15
Book Value Per Share at December 31                        $19.74    $18.30    $ 16.29    $  13.88   $ 11.19    $   9.71
- ------------------------------------------------------------------------------------------------------------------------
Balance Sheet Averages (000's)
- ------------------------------------------------------------------------------------------------------------------------

Total Assets                                             $308,923  $273,242   $229,544    $216,994  $176,095    $128,556
Net Loans                                                 168,909   156,207    126,748      96,566    75,874      62,303
Deposits                                                  281,319   249,481    208,807     197,257   162,084     115,747
Securities Sold Under Repurchase Agreements                     1       659      1,013       4,716     3,279       2,627
Total Deposits and Securities Sold Under
  Repurchase Agreements                                   281,320   250,140    209,820     201,973   165,363     118,374
Stockholders' Equity                                       23,735    20,893     17,896      13,064    10,674       8,851
- ------------------------------------------------------------------------------------------------------------------------

Trust Assets at Year-end (000's) Cost                    $364,972  $212,567   $187,377    $136,097  $111,497    $ 88,245
                                 Market                   460,583   271,520   $250,136    $173,311  $127,935       8,851
- ------------------------------------------------------------------------------------------------------------------------

Selected Ratios
  Return on Average Assets                                   1.04%     1.23%      1.41%       1.25%     1.00%       1.02%
  Return on Average Equity                                   13.6%     16.1%     18.10%      20.80%    16.40%      14.80%
  Loan to Deposit (Average Balances)                         61.0%     63.4%     60.70%      49.00%    46.80%      53.80%
  Average Daily Prime Rate                                   8.46%    10.01%     10.87%       9.31%     8.82%       8.43%
- ------------------------------------------------------------------------------------------------------------------------

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Capital

During 1991, the Bank's capital net of dividends paid increased by $2,794,593 or 12.48%, compared to an increase of $2,925,612 or 15.03% in 1990, an increase of $3,168,971 or 19.44% in 1989. Sources of additional capital in each of the periods were retained earnings, exercise of stock options and purchases of new stock by the Bank's profit sharing plan. The Consolidated Statement of Changes in Shareholders' Equity in the financial statements reflects the detailed changes.

It is the intention of the Bank to continue capital augmentation through earnings retention net of dividends in future years.

Liquidity

Historically, the Bank's balance sheet has shown a high degree of liquidity. The following table shows balance sheet proportions for the years ending December 31, 1991, December 31, 1990 and December 31, 1989:

AVERAGE BALANCE SHEET

                                   12/31/91              12/31/90              12/31/89
ASSETS
Cash & Due From Banks        $17,299      5.60%     $16,367      5.99%     $13,933      6.07%
Investment Securities         66,201     21.43%      58,906     21.56%      59,497     25.92%
Fed Funds Sold                27,283      8.83%      23,110      8.46%      11,754      5.12%
Loans                        180,647     58.48%     160,593     58.77%     132,297     57.63%
Premises & Equipment          13,321      4.31%      10,622      3.89%       8,593      3.74%
Other Assets                   4,172      1.35%       3,644      1.33%       3,470      1.51%
                            --------   -------     --------   -------     --------    ------
  TOTAL ASSETS              $308,923    100.00%    $273,242    100.00%    $229,544    100.00%
                            ========   =======     ========   =======     ========    ======

LIABILITIES
Demand Deposits              $35,227     11.40%     $31,194     11.42%     $27,370     11.92%
Savings & Now                 55,408     17.94%      48,938     17.91%      45,071     19.64%
Money Funds                  150,012     48.56%     115,661     42.33%      98,955     43.11%
Time Deposits                 40,673     13.17%      53,689     19.65%      37,411     16.30%
                            --------   -------     --------   -------     --------    ------
  Total Deposits            $281,320     91.06%    $249,482     91.30%    $208,807     90.97%
Other Borrowings               1,181      0.38%         659      0.24%       1,013      0.44%
Other Liabilities              2,687      0.87%       2,208      0.81%       1,828      0.80%
                            --------   -------     --------   -------     --------    ------
  TOTAL LIABILITIES         $285,188     92.32%    $252,349     92.35%    $211,648     92.20%
SHAREHOLDERS' EQUITY          23,735      7.68%      20,893      7.65%      17,896      7.80%
                            --------   -------     --------   -------     --------    ------

  TOTAL LIABILITIES
     AND EQUITY             $308,923    100.00%    $273,242    100.00%    $229,544    100.00%
                            ========   =======     ========   =======     ========    ======

Totals may not add due to rounding.

Bank assets containing a high degree of liquidity are Cash & Due from Banks, Investment Securities and Federal Funds sold. In 1991, those assets comprised 35.86% of the Bank's assets compared to 36.01% in 1990 and 37.11% in 1989.

A principal source of liquidity is new deposit generation. Until 1987, loan generation had lagged deposit growth. In 1991, loan growth was equal to deposit growth. In the following table, loans include bankers' acceptances. Growth rates for the last three years are shown in the following table:

                                  1991         1990        1989
                                  ----         ----        ----
Net Average Loans               $180,647     $160,593    $132,297
Annual Growth Rate, Loans          12.49%       21.39%      37.00%
Average Deposits                $281,320     $249,482    $208,807
Annual Growth Rate, Deposits       12.76%       19.48%       5.86%
Loan to Deposit Ratio
  Average Balance                  64.21%       64.37%      63.36%

The investment portfolio is another source of liquidity. While a portion of the portfolio is intended to be a long term investment, a portion is invested in short-term obligations pending re-employment of these funds in the loan portfolio or for deposit withdrawals. As of December 31, 1991, bonds totaling $12,686,000 mature within one year. Additionally, at December 31, 1991, the Bank owned bankers' acceptances totaling $15,114,693 which mature within 180 days. The securities in the portfolio are freely marketable.

Other internal sources of liquidity are the retention of earnings and cash flow generated in the loan portfolio.

External sources of liquidity include borrowings available to the Bank. As of December 31, 1991, the Bank has two lines of credit available totaling $8,000,000 of which $3,000,000 is on an "as available" basis. An additional $5,000,000 is committed to June 30, 1992, and on which commitment fees have been paid.

Results of Operations

Average deposits and other borrowings increased $51.5 million or 20.11% from December 31, 1990 to December 31, 1991 compared to an increase of $40.3 million or 19.22% from December 31, 1989 to December 31, 1990. The increase was in all deposit categories except time deposits with the largest part of the increase in money fund deposits, 38.03%. Time deposits decreased $12.7 million, or 26.90%. In the same period, average loans, net of bankers' acceptances, increased by $26.2 million, or 16.25%. The loan to deposit ratio decreased to 64.21% on an average balance basis for the period ending December 31, 1991 from 64.37% for the period ending December 31, 1990. On an average basis, the investment portfolio increased by $7.2 million, or 12.38%, to $66.2 million in 1991. Federal funds sold and bankers' acceptances were used as alternative short-term investment vehicles.

Total average assets increased by 13.06%, or $35.7 million, to $309 million for the year ending December 31, 1991. This compares to a growth rate of 19.04% in 1990, 5.78% in 1989, 23.23% in 1988, 37.0% in 1987, 26.0% in 1986, 31.7% in
1985 and 31.2% in 1984. Total assets at December 31, 1991 were $337 million, an increase of 17.36% over 1990.

Daily average balances are expressed in thousands of dollars.

                              Distribution of Daily Average Asset
                              ------------------------------------
                                   1991             1990
                                   ----             ----
                               Amount  Percent   Amount  Percent
                               ------  -------   ------  -------
ASSETS
- ------
Cash and due from Banks       $ 17,299    5.60% $ 16,367    5.99%
Investment Securities
  Taxable                       34,938   11.31%   29,663   10.86%
  Non-Taxable                   31,263   10.12%   29,243   10.70%
Federal Funds Sold              27,283    8.83%   23,110    8.46%
Bankers Acceptances             11,738    3.80%    4,386    1.61%
Loans, net                     168,909   54.68%  156,207   57.17%
Premises & Equipment, net       13,321    4.31%   10,622    3.89%
Other Assets                     4,172    1.35%    3,644    1.33%
                              --------  ------  --------  ------
  Total Assets                $308,923  100.00% $273,242  100.00%
                              ========  ======  ========  ======

Totals may not add due to rounding.

The distribution of daily average liabilities and shareholders' equity in the following chart shows some changes. As a percentage of total average liabilities and shareholders' equity, at December 31, 1991, savings and NOW accounts increased from 17.91% to 17.94% of total liabilities. Money funds increased from 42.33% to 48.56%. Time deposits decreased from 19.65% to 13.17%. Shareholders' Equity increased from 7.65% to 7.68%.

       Distribution of Daily Average Liabilities
       ------------------------------------------
                              1991             1990
                              ----             ----
                          Amount  Percent   Amount   Percent
                          ------  -------   ------   -------
LIABILITIES AND
- ----------------
SHAREHOLDERS' EQUITY
- --------------------
Deposits:
  Demand                 $ 35,227   11.40%  $ 31,194   11.42%
  Savings and NOW          55,408   17.94%    48,938   17.91%
  Money funds             150,012   48.56%   115,661   42.33%
  Time                     40,673   13.17%    53,689   19.65%
Other borrowed funds        1,181    0.38%       659    0.24%
Other liabilities           2,687    0.87%     2,208    0.81%
Shareholders' Equity       23,735    7.68%    20,893    7.65%
                         --------  ------   --------  ------
Total Liabilities &
Shareholders' Equity     $308,923  100.00%  $273,242  100.00%
                         ========  ======   ========  ======

Totals may not add due to rounding.

In the Bank's eleventh full year of operations, net income totaled $3,216,151 compared to $3,365,096 in 1990, and $3,245,783 in 1989. Comparable per weighted share earnings were $2.46, $2.61, $2.56, and $2.42 December 31, 1991, 1990, and 1989 respectively. Book values per common share were $19.74, $18.30, and $16.29 for the respective periods. Per share amounts have been restated to reflect the effect of the two for one stock split in November, 1989.

The primary source of the Bank's earnings is net interest income which represents the difference between interest earned on loans and investments and interest paid on deposits and short-term borrowings. In 1991, net interest income on a taxable equivalent basis was $14,383,000, an increase of 6.88% over the $13,457,000 reported in 1990. This compares to a 8.62% increase over the $12,389,000 reported in 1989.

Net interest margin decreased by twenty-nine basis points to 5.21% for the year ending December 31, 1991. Net interest margin was 5.50% in 1990 and 6.04% in 1989.

A more detailed discussion of the components of income and expense follows and should be read in conjunction with the accompanying schedules, the Selected Financial Data, the Consolidated Statements of Income and Notes to Consolidated Financial Statements included in this report.

                (Balance of this page intentionally left blank)

SUMMARY OF EARNINGS

                                      1991           1990             1989             1988           1987
Interest Income                   $ 25,396,996   $ 25,832,373    $ 22,692,622     $ 18,572,577     $ 13,824,087
Interest Expense                    12,251,246     13,498,650      11,299,716        9,204,682        6,964,014
                                  ------------   ------------    ------------     ------------     ------------
  Net Interest Income               13,145,750     12,333,723      11,392,906        9,367,895        6,860,073

Provision for Loan Losses              875,000        360,000         310,000          330,000          360,000
                                  ------------   ------------    ------------     ------------     ------------
  Net Interest Income after
  Provision for Loan Losses         12,270,750     11,973,723      11,082,906        9,037,895        6,500,073

Non-Interest Income                  2,518,030      2,240,042       1,599,743        1,254,791        1,110,045
Non-Interest Expense                10,311,629      9,496,669       8,043,866        6,521,852        5,323,247
                                  ------------   ------------    ------------     ------------     ------------

INCOME BEFORE TAXES                  4,477,151      4,717,096       4,638,783        3,770,834        2,286,871
  Income Taxes                       1,261,000      1,352,000       1,393,000        1,055,000          534,000
                                  ------------   ------------    ------------     ------------     ------------

NET INCOME                        $  3,216,151   $  3,365,096     $ 3,245,783      $ 2,715,834      $ 1,752,871
                                  ============   ============    ============     ============     ============

Per Share: (Restated to reflect two for one split in November, 1989.)
  Average Number of
  Shares Outstanding                 1,307,896      1,289,661       1,267,354        1,122,502        1,044,178
Net Income                        $       2.46   $       2.61     $      2.56      $      2.42      $      1.68

Book Value Per Share at
  December 31                     $      19.74   $      18.30     $     16.29      $     13.88      $     11.19

                 INTEREST RATES AND NET INTEREST DIFFERENTIAL
                           THREE YEARS, 1989 - 1991

The following is an analysis of net interest income and margin. Balances are expressed in thousands of dollars.


                                              1991                               1990                   1989
                                  ----------------------------------------------------------------------------------------------
                                   Average   Income/     Yield/    Average     Income/    Yield/    Average   Income/    Yield/
                                   -------   -------     ------    -------     -------    ------    -------   -------    ------
                                   Balance   Expense     Rate %    Balance     Expense    Rate %    Balance   Expense    Rate %
                                   -------   -------     ------    -------     -------    ------    -------   -------    ------
  ASSETS
  Investment Securities:
    Taxable                        $34,938    $2,883      8.25%     $29,663     $2,447     8.25%   $34,239     $2,782     8.13%
    Non-Taxable*                    31,263     3,490     11.16%      29,243      3,303    11.30%    25,258      2,905    11.50%
  Federal Funds Sold                27,283     1,497      5.49%      23,110      1,849     8.00%    11,754      1,066     9.07%
  Loans-Interest & Fees            182,644    18,713     10.25%     162,439     19,357    11.92%   133,909     16,936    12.65%
                                  --------   -------     -----    ---------    -------    -----   --------    -------    -----
   Total Earning Assets           $276,128   $26,583      9.63%    $244,455    $26,956    11.03%  $205,160    $23,689    11.55%

  Cash & Due From Banks             17,299                           16,367                         13,933
  Premises & Equipment              13,321                           10,625                          8,593
  Other Assets                       2,175                            1,795                          1,859
                                  --------                         --------                       --------
    Total Assets                  $308,923                         $273,242                       $229,545
                                  ========                         ========                       ========

  LIABILITIES & SHAREHOLDERS
  EQUITY

  Deposits & Borrowings

    Demand                         $35,227         0      0.00%     $31,194          0     0.00%   $27,370          0     0.00%
    Savings & Now                   55,408     1,977      3.57%      48,938      1,790     3.66%    45,071      1,651     3.66%
    Money Funds                    150,012     7,746      5.16%     115,661      7,427     6.42%    98,955      6,474     6.54%
    Time                            40,673     2,409      5.92%      53,689      4,230     7.88%    37,411      3,092     8.26%
    Other Borrowed Funds             1,181        68      5.76%         659         52     7.89%     1,013         83     8.19%
                                  --------    -------     -----    --------    -------     -----  --------    -------     ----
  Total Deposits & Borrowings     $282,501    $12,200     4.32%    $250,141    $13,499     5.40%  $209,820    $11,300     5.39%



  Other Liabilities                  2,687                            2,208                          1,830
  Shareholders' Equity              23,735                           20,893                         17,896
                                  --------                         --------                       --------

    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY          $308,923                         $273,242                       $229,546
                                  ========                         ========                       ========

  Interest and Loan Fee Income                $26,583     9.63%                $26,956    11.03%              $23,689    11.55%
  Interest Expense**                           12,200     4.42%                 13,499     5.52%               11,300     5.51%
                                              -------     ----                 -------    -----               -------    -----
  NET INTEREST INCOME AND MARGIN              $14,383     5.21%                $13,457     5.50%              $12,389     6.04%
                                              =======     ====                 =======     ====               =======    =====


 *Interest income is calculated on a fully taxable equivalent basis using the federal statutory tax rate of 34%. The tax equivalent adjustment was $1,186,766 in 1991, $1,123,034 in 1990, and $987,623 in 1989.

**Interest on deposits as a percent of earning assets.

In the following Analysis of Changes in Interest Income and Expense, the change resulting from growth is expressed as a volume change while the change in yield is expressed as a rate change. Income and yields are on a fully taxable equivalent basis, using the federal statutory income tax rate of 34% in 1991 and 1990.

          ANALYSIS OF CHANGES IN INTEREST INCOME AND EXPENSE

INCREASE (DECREASE)        1991 over 1990             1990 over 1989
- ------------------         --------------             --------------
IN INTEREST INCOME          Change Due To              Change Due To
- ------------------          -------------              -------------
AND INTEREST EXPENSE     Volume   Rate     Total   Volume    Rate     Total
- --------------------     ------   ----     -----   ------    ----     -----
Loans                   $2,070  ($2,714)   ($644)  $3,400    ($979)  $2,421
Investment Securities      702      (79)     623      (58)     121       63
Federal Funds Sold         229     (581)    (352)     909     (126)     783
                        ------  -------    -----   ------    -----   ------
  Total                 $3,001  ($3,374)   ($373)  $4,251    ($984)  $3,267
                        ======  =======    =====   ======    =====   ======
Savings and NOW
  Deposits                $231     ($44)    $187     $141      ($2)    $139
Money Fund Deposits      1,774   (1,455)     319    1,073     (120)     953
Time Deposits             (771)  (1,050)  (1,821)   1,282     (144)   1,138
Other Borrowings            30      (14)      16      (28)      (3)     (31)
                        ------  -------  -------   ------    -----   ------
Total                   $1,264  ($2,563) ($1,299)  $2,468    ($269)  $2,199
                        ======  =======    =====   ======    =====   ======


Interest Rates and Interest Differentials

The primary source of the Bank's earnings is the net interest income, or interest differential, which represents the difference between interest earned on loans and investments and interest paid on deposits and short term borrowings. In 1991, net interest income on a taxable equivalent basis was $14,383,000, an increase of 6.88% over the $13,457,000 net interest income in 1990. This compares to a 8.62% increase in 1990 over net interest income of $12,389,000 in 1989.

Net interest margin, interest paid as a percent of average earning assets, decreased twenty-nine basis points from 5.50% in 1990 to 5.21% in 1991.

Interest income on a taxable equivalent basis decreased from $26,956,000 in 1990 to $26,583,000 in 1991, which represents a 1.38% decrease. Interest income in 1990 had increased 13.79% over interest income in 1989, which was $23,689,000. The decrease in 1991 was attributable to a decrease in yield from 11.03% to 9.63%. The increase in 1990 was attributable to a 21.39% increase in average loans. Overall, average rates earned on total earning assets decreased by one hundred forty basis points. A principal factor in this decrease was the decrease in the average daily prime rate from 10.01% to 8.46% in 1991.
Interest expense on deposits and borrowed money decreased by $1,299,000, or 9.62% in 1991, as compared to an increase of $2,199,000, or 19.46%, in 1990.
Average balances of interest-
bearing liabilities increased by 12.94% in 1991, as compared to a 19.22% increase in 1990. The average rate paid on interest bearing liabilities decreased by one hundred eight basis points from 5.40% in 1990 to 4.32% in 1991. In 1989, the average rate paid on interest-bearing liabilities was 5.39%.

Demand deposits increased $4,033,000, or 12.93% in 1991 compared to an increase of $3,824,000 or 13.97% in 1990 over 1989. The Bank's demand deposits are held primarily by corporate depositors doing business with the Bank.

Loss Provision and Allowance for Possible Loan Losses

The Bank provided $875,000 as an addition to the allowance for possible loan losses in 1991. In 1990, the provision was $360,000. At December 31, 1991, the allowance for loan losses was $1,828,025 or .94% of eligible loans, net of bankers' acceptances, compared with $1,724,021, or 1.05% of eligible loans at December 31, 1990. Net losses in 1991 were $770,996, compared to net losses of $425,762 in 1990.

Non-Interest Revenue

The following table reflects the components on total income after provision for loan losses in thousands for the years ending December 31, 1991, 1990 and 1989.

                               % of            % of             % of
                       1991    Total    1990  Total    1989    Total
                              Income          Income           Income
Total Income After
  Provision For
  Loan Losses        $12,271   82.97% $11,974  84.24% $11,083  87.45%
Fiduciary Income       1,556   10.52%   1,282   9.02%     956   7.54%
Service Charges          477    3.23%     412   2.90%     371   2.93%
Other Income             485    3.28%     546   3.84%     264   2.08%
                     -------  ------  ------- ------  ------- ------
  Total Income       $14,789  100.00% $14,214 100.00% $12,674 100.00%
                     =======  ======  ======= ======  ======= ======

The following table reflects the components of non-interest income in thousands and the percentage change for the years 1991, 1990, and 1989.

                                                Percentage Increase
                                                --------------------
                                                    1991     1990
                                                    ----     ----
                                                    Over     Over
                                                    ----     ----
                            1991     1990    1989   1990     1989
                            ----     ----    ----   ----     ----
Service Charges             $477     $412     $371   15.78%   11.05%
Trust and Fiduciary
  Fees                     1,556    1,282      956   21.37%   34.10%
Other Income                 485      546      264  -11.17%  106.82%
                          ------   ------   ------
  Total                   $2,518   $2,240   $1,591   12.41%   40.79%
                          ======   ======   ======

Trust and fiduciary fees accounted for 61.80% of non-interest revenues in 1991 compared to 57.23% in 1990 and increased $274,000 or 21.37% in 1991. The market value of trust assets, upon which those fees are based, increased by $189 million, or 69.63%, to $460 million at December 31, 1991. The increase of trust assets accounted for the increase in fee income. Service charges on deposit accounts increased 15.78% to $477,000. The increase in service charge income is due to the increased number of deposit accounts. Other income is derived primarily from safe deposit rentals, traveler's cheque commissions and miscellaneous fees for other bank services. Other income decreased by 11.17% to $485,000 in 1991. The decrease in 1991 is partially attributed to the sale of a lease for $119,000 and the collection of residuals on leveraged leases of $63,000 which were non-recurring events in 1990.


Non-Interest Expense

 The following table reflects the components of non-interest expense in thousands and the percentage change for the years 1991, 1990, and 1989.

                                                       Percentage
                                                       ----------
                                                        Increase
                                                       ----------
                                                       1991    1990
                                                       ----    ----
                                                       Over    Over
                                                       ----    ----
                              1991     1990     1989   1990    1989
                              ----     ----     ----   ----    ----
Salaries and Benefits       $6,525   $5,924   $4,933   10.15%  20.09%
Occupancy Expense              968    1,014      697   -4.54%  45.48%
FDIC and OCC Assessments       613      333      223   84.08%  49.33%
Data Processing                272      239      213   13.81%  12.21%
Outside services                77       59       67   30.51% -11.94%
Marketing                      254      326      298  -22.09%   9.40%
Stationery & Supplies          287      334      244  -14.07%  36.89%
Telephone & Postage            289      225      209   28.44%   7.66%
Other Expense                1,035    1,043    1,160   -0.77% -10.09%
                           -------   ------   ------
  Total                    $10,320   $9,497   $8,044    8.67%  18.06%
                           =======   ======   ======

Non-interest expense increased $823,000 or 8.67% in 1991 over 1990. This compares to a 18.06% increase in 1990.

Salaries and employee benefits increased 10.15% over 1990 compared to a 20.09% increase in 1990 over 1989. The increases were due to pay increases and to staff increases that were necessary to service the substantial increases in deposits and earning assets. Average full-time equivalent staff in 1991 was
112.5 compared to 107.5 in 1990, an increase of 4.65%. Occupancy expense decreased $46,000, or 4.54%, in 1991, compared to a increase of 45.48% in 1990. The increase in 1990 was the result of leasing the building at 800 Oak Grove, Menlo Park and the decrease in 1991 was the result of owning it. Marketing expense decreased by 22.09% in 1991 over 1990 compared to an increase of 9.40% in 1990. The category of non-interest expense which increased by the largest percentage was FDIC and OCC assessments which increased $280,000 or 84.08% in 1991 over 1990 compared to an increase of $110,000, or 49.33% in 1990 over 1989. Increases in all categories of other expense are attributed primarily to the Bank's growth in 1991 and 1990 and the opening of the new facilities in Menlo Park and Santa Cruz in late 1989.

Loan Portfolio

The Bank's loan portfolio is primarily composed of commercial and industrial loans with adjustable or floating interest rates. Adjustable rate loans comprise approximately 97% of the portfolio, a factor that is critical to maintaining a favorable spread between yields on earning assets and rates paid on interest-bearing liabilities.

Maturity Distribution and Rate Sensitivity Analysis

The following table shows the maturity distribution of loans on an average balance basis for 1991 and 1990 (in thousands of dollars).

                         One Year  One to  Over
                         --------  ------  ----
                         Or Less  5 Years  5 Years   Total
                         -------  -------  -------   -----
1991
- ----
Commercial & Industrial   $84,223   $3,360       $0   $87,583
Bankers' Acceptances       11,738        0        0   $11,738
Real Estate                80,506        0        0   $80,506
Consumer                      632    2,185        0    $2,817
                         --------   ------   ------  --------
  Total Loans            $177,099   $5,545       $0  $182,644
                         ========   ======   ======  ========

1990
Commercial & Industrial   $86,243   $2,831        0   $89,074
Bankers' Acceptances        9,170        0        0    $9,170
Real Estate                70,612        0        0   $70,612
Consumer                    2,816    1,873        0    $4,689
                         --------   ------   ------   -------
  Total Loans            $168,841   $4,704       $0  $173,545
                         ========   ======   ======  ========

Loan Portfolio Distribution By Type

The following table shows the composition of the Bank's loan portfolio (in thousands of dollars) by type of loan at the dates indicated.

                                         December 31
                                    1991     1990    1989
                                    -----    ----    ----
Commercial & Industrial            $95,734  $89,871  $84,475
Bankers' Acceptances                15,115    9,170    3,961
Real Estate Construction             7,315    6,310    6,759
Real Estate Mortgage                52,777   34,074   29,564
Installment                         37,784   34,120   25,182
                                  -------- -------- --------
  Total                           $208,725 $173,545 $149,941

Less: Reserve for Loan Losses        1,828    1,724    1,790
                                  -------- -------- --------
  Net Loans                       $206,897 $171,821 $148,151
                                  ======== ======== ========

Investment Portfolio

The Bank's investment portfolio increased by $10,075,000 or 15.85% to $73,653,000 at December 31, 1991. This compares to an increase of $7,176,000 in 1990. The increase in both 1991 and 1990 was caused by the high degree of liquidity afforded by deposit inflows. The principal increases were in investments in U.S. Agency obligations which increased $6,619,000, or 22.67% and municipal obligations which increased $5,023,000 or 15.50%. At December 31, 1991, the investment portfolio contained $3,974,422 net unrealized appreciation compared to $1,699,816 in net unrealized depreciation at December 31, 1990. The following table breaks down the Bank's investment portfolio by type, maturity and yield at December 31, 1991 and 1990.

                                        Book Value       Year-End
                                        ----------       --------
                                           (000's)        Yields
                                           -------        ------
                                     1991     1990         1991 (1)
                                     ----     ----         ----
Type and Maturity Groupings

U. S. Treasury Securities
      Within one year                    $0       $0         0.00%
      After one but within
        five years                    4,142    3,656         7.89%
                                     ------   ------
      Total                          $4,142   $3,656         7.89%

U. S. Government Agencies
      Within one year               $11,579   $6,497         8.27%
      After one but within
        five years                  $14,502  $22,082         7.86%
      After five but within
        ten years                     8,500        0         8.14%
                                    -------  -------
      Total                         $34,581  $28,579         8.06%

State and Municipal Obligations
      Within one year                $1,107   $1,355        11.99%
      After one  but within
        five years                    6,181    5,815        11.50%
      After five but within
        ten years                    10,778    7,923        10.45%
      Over ten years                 16,573   15,982        11.33%
                                    -------  -------
      Total                         $34,639  $31,075        11.11%

Federal Reserve Bank Stock             $290     $267         6.00%
                                    -------  -------

Total Securities                    $73,652  $63,577         9.48%
                                    =======  =======

(1)  Yield is computed on a tax-equivalent basis using a 34% Federal tax rate.

                            Quality Distribution of
                            State and Municipal Obligations
                            Par Value (In thousands)
                            (Rating by Moody's)

                                 December 31       December 31
                                 -----------       -----------
                                1991     1991     1990     1990
                              ------     ----     ----     ----
                              Amount   Percent  Amount   Percent
                              ------   -------  ------   -------
AAA-rated securities         $14,370    41.77%  $7,305    23.67%
AA-rated securities            5,445    15.83%   8,665    28.07%
A1-rated securities            3,915    11.38%   3,745    12.13%
A-rated securities             4,260    12.38%   5,025    16.28%
BAA1-rated securities            995     2.89%   1,200     3.89%
BAA-rated securities             200     0.58%       0     0.00%
Not rated                      5,215    15.16%   4,925    15.96%
                             -------    -----  -------   ------

Total                        $34,400   100.00% $30,865   100.00%
                             =======   ======  =======   ======





              (Balance of this page is left blank intentionally.)

Summary of Quarterly Information

The following quarterly information is unaudited. However, in the opinion of management, all adjustments have been made to present fairly the results of operations for such periods.

                                                 1991
                                                 ----
                                             Quarter Ended
                                             -------------
                              December 31 September 30  June 30   March 31
                              ----------- ------------  -------   --------
Interest Income                $6,422,407  $6,227,681 $6,490,815 $6,256,090
Interest Expense                3,012,086   3,004,765  3,149,972  3,032,490
                               ----------  ---------- ---------- ----------
Net Interest Income             3,410,321   3,222,916  3,340,843  3,223,600
Provision for Loan Losses         425,000     150,000    150,000    150,000
                               ----------  ---------- ---------- ----------
Net Interest Income after
 Provision for Loan Losses      2,985,321   3,072,916  3,190,843  3,073,600
Non-Interest Income               668,859     617,113    641,460    590,597
Non-Interest Expense            2,632,910   2,521,658  2,651,142  2,557,851
                               ----------  ---------- ---------- ----------

Income before Income Taxes      1,021,270   1,168,371  1,181,161  1,106,346
Income Tax Provision              288,007     328,952    332,553    311,488
                               ----------  ---------- ---------- ----------

Net Income                       $733,263    $839,419   $848,608   $794,858
                               ==========  ========== ========== ==========
Earnings per Share                  $0.56       $0.64      $0.65      $0.61

                                              1990
                                              ----
                                         Quarter Ended
                                         -------------
                              December 31 September 30  June 30   March 31
                              ----------- ------------  -------   --------
Interest Income                $6,614,975  $6,568,559 $6,542,083 $6,133,806
Interest Expense                3,326,764   3,463,594  3,540,921  3,167,375
                               ----------  ---------- ---------- ----------
Net Interest Income             3,288,211   3,104,965  3,001,162  2,966,431
 Provision for Loan Losses         90,000      90,000     90,000     90,000
Net Interest Income after
 Provision for Loan Losses      3,198,211   3,014,965  2,911,162  2,876,431
Non-Interest Income               602,555     552,033    636,603    448,853
Non-Interest Expense            2,467,261   2,406,558  2,339,690  2,310,208
                               ----------  ---------- ---------- ----------

Income before Income Taxes      1,333,505   1,160,440  1,208,075  1,015,076
Income Tax Provision              382,339     332,557    346,206    290,898
Net Income                       $951,166    $827,883   $861,869   $724,178
                               ==========  ========== ========== ==========

Earnings per Share                  $0.74       $0.64      $0.67      $0.56

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements
                                                                         Page

Independent Auditors' Report. . . . . . . . . . . . . . . . . . . . . .   39

Balance Sheets - December 31, 1991
     and December 31, 1990  . . . . . . . . . . . . . . . . . . . . . .   40

Statements of Income for the Years
     ended December 31, 1991, 1990 and 1989 . . . . . . . . . . . . . .   41

Statement of Shareholders' Equity for
     Years ended December 31, 1991, 1990 and 1989 . . . . . . . . . . .   42

Statement of Cash Flows for the Years
     ended December 31, 1991 and 1990 . . . . . . . . . . . . . . . . .   43

Notes to Financial Statements for Years
     ended December 31, 1991, 1990 and 1989 . . . . . . . . . . . . . .   45

ITEM 9.   DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Board of Directors has appointed KPMG Peat Marwick as independent public accountants for the Bank's fiscal year ending December 31, 1991. The appointment was made upon the recommendation of the Audit Committee.

KPMG Peat Marwick has served as the Bank's independent public accountant since May 1989.

                (Balance of this page left blank intentionally.)

                        [KPMG PEAT MARWICK LETTERHEAD]



                         Independent Auditors' Report


The Board of Directors
University National Bank & Trust Company:


We have audited the accompanying consolidated balance sheets of University National Bank & Trust Company and subsidiary as of December 31, 1991 and 1990, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1991. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of University National Bank & Trust Company and subsidiary as of December 31, 1991 and 1990, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 1991, in conformity with generally accepted accounting principles.



                                                    /s/ KPMG PEAT MARWICK
January 20, 1992

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                          Consolidated Balance Sheets

                           December 31, 1991 and 1990

                       Assets                                                  1991                 1990
                                                                               ----                 ----
Cash and cash equivalents                                                $  20,315,407           15,648,698
Investment securities (note 2)                                              73,652,803           63,577,560
Federal funds sold                                                          18,100,000           21,500,000
Bankers' acceptances purchased                                              15,114,693            9,170,508
Loans (note 3):
     Commercial                                                             95,734,978           89,870,826
     Real estate                                                            92,393,551           69,801,745
     Consumer installment                                                    5,481,875            4,702,285
                                                                         -------------          -----------
                                                                           193,610,404          164,374,856

      Less allowance for loan losses                                         1,828,025            1,724,021
                                                                         -------------          -----------
          Net loans                                                        191,782,379          162,650,835

Buildings, furniture and equipment, net (note 4)                            14,107,545           10,532,556
Accrued interest receivable and
   other assets (note 5)                                                     3,938,823            4,066,763
                                                                          ------------          -----------
                                                                         $ 337,011,650          287,146,920
                                                                          ============          ===========
                     Liabilities and Shareholders' Equity

Liabilities:
     Deposits:
      Demand accounts                                                       41,719,964           37,395,944
      NOW accounts                                                          64,354,104           51,637,929
      Savings accounts                                                       2,444,192            2,930,720
      Insured money fund accounts                                          167,387,838          124,188,287
      Time certificates of deposit, $100,000
          and over                                                          23,989,340           33,443,694
      Other time certificates                                                9,238,389           11,191,395
                                                                          ------------          -----------
                  Total deposits                                           309,133,827          260,787,969

Securities sold under repurchase agreements                                       -               1,675,000
Accrued interest payable and other
      liabilities                                                            2,686,454            2,287,175
                                                                          ------------          -----------
                 Total liabilities                                         311,820,281          264,750,144
                                                                          ------------          -----------
Commitments and contingencies (note 9)

Shareholders' equity (notes 6 and 7):
 Common stock, $2.50 par value.
        Authorized: 3,000,000 shares;
        issued and outstanding: 1,274,806
        in 1991 and 1,223,607 in 1990                                        3,187,015            3,059,018
 Capital surplus                                                             6,602,053            5,890,997
 Retained earnings                                                          15,402,301           13,446,761
                                                                          ------------          -----------
                 Total shareholders' equity                                 25,191,369           22,396,776
                                                                          ------------          -----------
                                                                         $ 337,011,650          287,146,920
                                                                          ============          ===========


See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                       Consolidated Statements of Income

                  Years ended December 31, 1991, 1990 and 1989


                                                                                     1991               1990             1989
                                                                                     ----               ----             ----
                    Interest income:
                        Interest on loans and bankers'
                           acceptances                                          $ 18,713,463        19,356,600        16,927,544
                        Interest on federal funds sold                             1,497,104         1,848,895         1,065,855
                        Interest on investment securities                          5,186,429         4,626,878         4,699,223
                                                                                  ----------        ----------        ----------
                                                                                  25,396,996        25,832,373        22,692,622
                                                                                  ----------        ----------        ----------
                    Interest expense:
                        Interest on deposits:
                           Interest on money fund,
                               savings, NOW and time
                               certificates of deposit                            10,409,017        10,007,718         8,751,647
                           Interest on time certificates of
                               deposit, $100,000 and over                          1,774,570         3,438,912         2,465,445
                                                                                  ----------        ----------        ----------
                                                                                  12,183,587        13,446,630        11,217,092
                        Interest on borrowed money                                    67,659            52,020            82,624
                                                                                  ----------        ----------        ----------
                                                                                  12,251,246        13,498,650        11,299,716
                                                                                  ----------        ----------        ----------
                                    Net interest income                           13,145,750        12,333,723        11,392,906
                   Provision for loan losses (note 3)                                875,000           360,000           310,000
                                                                                  ----------        ----------        ----------

                                    Net interest income after
                                       provision for loan
                                         losses                                   12,270,750        11,973,723        11,082,906

                   Other operating income:
                        Trust and fiduciary fees                                   1,555,783         1,282,236           955,764
                        Other income                                                 962,247           957,806           643,979
                                                                                  ----------        ----------        ----------
                                                                                  14,788,780        14,213,765        12,682,649
                                                                                  ----------        ----------        ----------
                   Other expenses:
                        Salaries and employee benefits                             6,525,220         5,924,039         4,933,013
                        Occupancy                                                    968,055         1,013,651           696,870
                        FDIC and OCC assessments                                     612,902           332,752           223,120
                        Other expenses                                             2,205,452         2,226,227         2,190,863
                                                                                  ----------        ----------       -----------
                                                                                  10,311,629         9,496,669         8,043,866
                                                                                  ----------        ----------       -----------
                                    Income before income taxes                     4,477,151         4,717,096         4,638,783

                   Income taxes (note 5)                                           1,261,000         1,352,000         1,393,000
                                                                                  ----------        ----------       -----------
                                    Net income                                   $ 3,216,151         3,365,096         3,245,783
                                                                                  ==========         =========         =========
                   Net income per common share
                        (notes 1 and 6)                                             $ 2.46              2.61              2.56
                                                                                      ====              ====              ====

See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

           Consolidated Statements of Changes in Shareholders' Equity

                  Years ended December 31, 1991, 1990 and 1989

                                                 Common stock
                                              -----------------            Capital         Retained
                                              Shares     Amount            surplus         earnings          Total
                                              ------     ------            -------         --------          -----
       Balances,
            December 31, 1988                587,175   $ 2,935,875        5,261,796        8,104,522       16,302,193
       Issuance of
            common stock                      10,325        51,625          228,575             -             280,200
       Two-for-one stock
            split (note 6)                   597,500          -                -                -                -
       Cash dividends
            ($.30 per share)                   -              -                -            (357,012)        (357,012)

       Net income                              -              -                -           3,245,783        3,245,783
                                           ---------     ---------        ---------       ----------       ----------
       Balances,
            December 31, 1989              1,195,000     2,987,500        5,490,371       10,993,293       19,471,164
       Issuance of
            common stock                      28,607        71,518          400,626            -              472,144
       Cash dividends
            ($.75 per share)                   -             -                -             (911,628)        (911,628)
       Net income                              -             -                -            3,365,096        3,365,096
                                           ---------     ---------        ---------       ----------       ----------
       Balances,
            December 31, 1990              1,223,607     3,059,018        5,890,997       13,446,761       22,396,776
       Issuance of
            common stock                      51,199       127,997          577,029            -              705,026
       Tax benefits
            arising from
            disqualifying
            disposition of
            stock options
            (note 7)                           -             -              134,027            -              134,027
       Cash dividends
            ($1.00 per share)                  -             -                -           (1,260,611)      (1,260,611)
       Net income                              -             -                -            3,216,151        3,216,151
                                           ---------     ---------        ---------       ----------       ----------
       Balances,
            December 31, 1991              1,274,806   $ 3,187,015        6,602,053       15,402,301       25,191,369
                                           =========     =========        =========       ==========       ==========

       See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                     Consolidated Statements of Cash Flows

                  Years ended December 31, 1991, 1990 and 1989

                                                                                     1991                1990             1989
                                                                                     ----                ----             ----
                   Cash flows from operating activities:
                      Net income                                                  $3,216,151           3,365,096        3,245,783
                      Adjustments to reconcile net income
                          to net cash provided by operating
                          activities:
                             Provision for loan losses                               875,000             360,000          310,000
                             Depreciation and amortization                           547,605             349,603          366,875
                             Net amortization of investment
                                security discounts                                    47,661              44,926           63,029
                             Gain on retirement of
                                fixed assets                                            -                   -              (1,076)
                             Loss on sale or call
                                of investment securities                                -                    923           19,531
                             Change in assets and liabilities:
                                Increase in accrued interest
                                    receivable                                       (97,805)           (177,530)         (10,173)
                                (Increase) decrease in deferred
                                  taxes                                               79,300              78,300         (208,600)
                                (Increase) decrease in
                                  other assets                                       146,445             906,524       (1,211,168)
                               Increase (decrease) in
                                  accrued interest payable                          (101,680)            (19,465)         142,178
                               Increase (decrease) in other
                                  liabilities                                        634,986            (551,001)         884,509
                                                                                  ----------          ----------       ----------
                                  Net cash provided by
                                     operating activities                          5,347,663           4,357,376        3,600,888
                                                                                  ----------          ----------       ----------
                 Cash flows from investing activities:
                      Proceeds from maturities of
                        investment securities                                      7,850,000           4,950,000       11,610,000
                    Proceeds from sales and calls of
                        investment securities prior to
                           maturity                                                     -                300,000        5,480,469
                    Purchase of investment securities                            (17,972,904)        (12,469,516)     (10,743,309)
                    Increase (decrease) in securities
                        sold under repurchase agreements                          (1,675,000)         (2,875,000)       3,775,925
                    Net increase in loans                                        (30,006,544)        (18,820,627)     (33,196,045)
                    Net (increase) decrease in
                        bankers' acceptances                                      (5,944,185)         (5,209,686)      13,699,742
                    Capital expenditures                                          (4,122,594)           (573,288)      (2,473,765)
                                                                                  ----------          ----------       ----------
                                  Net cash used by
                                    investing activities                         (51,871,227)        (34,698,117)     (11,846,983)
                                                                                  ----------          ----------       ----------

                                                                     (Continued)

                 See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                  Years ended December 31, 1991, 1990 and 1989

                                                                          1991                 1990          1989
                                                                          ----                 ----          ----
      Cash flows from financing activities:
         Net increase (decrease) in
            demand deposits, NOW accounts,
            savings deposits and money fund
            deposits                                                $ 59,753,218           32,802,248      (8,351,426)
         Net increase (decrease) in
            certificates of deposit                                  (11,407,360)          (3,400,962)     15,229,641
         Cash dividends                                               (1,260,611)            (911,628)       (357,012)
         Proceeds from common stock issued                               705,026              472,144         280,200
                                                                      ----------           ----------      ----------
                          Cash provided by
                            financing activities                      47,790,273           28,961,802       6,801,403
                                                                      ----------           ----------      ----------
      Increase (decrease) in cash
         and cash equivalents                                          1,266,709           (1,378,939)     (1,444,692)

      Cash and cash equivalents,
         beginning of year                                            37,148,698           38,527,637      39,972,329
                                                                      ----------           ----------      ----------
      Cash and cash equivalents,
         end of year                                                $ 38,415,407           37,148,698      38,527,637
                                                                      ==========           ==========      ==========

      See accompanying notes to consolidated financial statements.

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

                        December 31, 1991, 1990 and 1989

(1) Summary of Significant Accounting Policies

(a) General

University National Bank & Trust Company commenced business as a commercial bank on May 13, 1980. University National Bank & Trust Company's main facility is located in downtown Palo Alto, with an additional banking floor in downtown Menlo Park. The commercial banking services offered include accepting checking, savings and time deposits and money fund deposit accounts.
University National Bank & Trust Company makes commercial and installment loans and certain real estate loans and offers safe deposit services and other customary banking services to the retail, business and professional community in and adjacent to Palo Alto. In addition, University National Bank & Trust Company offers trust services, including serving as trustee under employee benefit plans, living trusts and testamentary trusts. In addition to their banking facilities, a trust representative office is located in Santa Cruz.

(b) Principles of Consolidation

The consolidated financial statements include the accounts of University National Bank & Trust Company and its subsidiary (collectively the "Bank"). All intercompany transactions have been eliminated.

(c) Investment Securities

Investment securities are those securities which management intends to hold to maturity based on currently foreseeable conditions. These securities are stated at cost adjusted for amortization of premiums and accretion of discounts, using methods approximating the interest method. Gains or losses on disposition are based on the net proceeds and adjusted carrying amount of the securities sold, using the specific identification method.




                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

(d) Loans and Allowance for Loan Losses

Loans are stated at the amount of unpaid principal net of undisbursed funds, reduced by an allowance for loan losses. Interest on commercial, consumer installment and real estate loans is accrued on a simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued and prior accrued interest is reversed on a loan when the payment of interest or principal is 90 or more days past due.

Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield.

(e) Buildings, Furniture and Equipment

Buildings, furniture and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

(f) Income Taxes

The Bank currently recognizes income tax expense based upon the deferred method. Under this method, deferred income taxes are provided for timing differences between items of income or expense reported in the consolidated financial statements and those reported for income tax purposes. The differences relate principally to depreciation of equipment, provision for loan losses, the method of recognizing income from leases and the use of the accrual basis of accounting for financial statement purposes and the cash basis of accounting for income tax purposes in past years.




                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes," (SFAS 96) was issued by the Financial Accounting Standards Board in December 1987. SFAS 96 requires a change from the deferred method to the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 96, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

SFAS 96 was amended by SFAS 108 which deferred the effective date to fiscal years beginning after December 15, 1992. Upon adoption, the provisions of SFAS 96 may be applied without restating prior years' financial statements or may be applied retroactively by restating any number of consecutive prior years' financial statements.

The Bank estimates that the eventual adoption of the provisions of SFAS 96 will not have a material impact on the financial statements.

(g) Net Income Per Common Share

Primary net income per common share of $2.46 in 1991 is based on the weighted average number of common shares outstanding, including the effect of stock options. The net income per common share for 1991 includes net shares issuable upon assumed exercise of stock options using the "treasury stock method," which assumes that the stock options are exercised at the beginning of the year and the proceeds from the exercise are used to purchase common stock at average market prices.

(h) Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold for less than 90-day periods.

Supplemental disclosures of cash flow information follow:

                                                            1991             1990             1989
                                                            ----             ----             ----
          Cash paid for interest                       $ 12,352,926       13,518,115         11,157,180
          Cash paid for income taxes                      1,428,682        1,263,842          1,584,564
          Interest costs capitalized                              -           27,050              8,198

Capital surplus increased by $134,027 in 1991 when the Bank recognized tax benefits from the disqualifying disposition of stock options by optionees (note 7).

                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

(2)    Investment Securities

       An analysis of the investment securities portfolio as of December 31, 1991 is as follows:

                                                      Securities          Obligations
                                                       of U.S.             of states
                                       U.S.           government             and              Total
                                     Treasury        agencies and          political        investment
           Maturity in years        securities       corporations         subdivisions      securities
           -----------------        ----------       ------------         ------------      ----------
           1 year or less          $         -         11,579,153          1,107,077        12,686,230
           1 to 5 years              4,142,008         14,501,755          6,180,950        24,824,713
           5 to 10 years                     -          8,500,544         10,778,600        19,279,144
           Over 10 years                     -            289,700         16,573,016        16,862,716
                                     ---------         ----------         ----------        ----------
           Book value                4,142,008         34,871,152         34,639,643        73,652,803

           Gross unrealized
                gains                  258,829            935,043          2,789,311         3,983,183

           Gross unrealized
                losses                       -                  -             (8,761)           (8,761)
                                     ---------         ----------         ----------        ----------
           Estimated market
                value              $ 4,400,837         35,806,195         37,420,193        77,627,225
                                     =========         ==========         ==========        ==========

       No investment securities were sold during fiscal year ended December 31, 1991, nor were any securities held for sale at December 31, 1991 or 1990. As of December 31, 1991 and 1990, $-O- and $1,675,000 of
       investment securities were sold under repurchase agreements and $32,284,129 and $23,896,252 of investment securities were pledged for the faithful performance of the trust function and to secure certain public deposits.

       Net losses on sales of investment securities were $19,531 for the year ended December 31, 1989.



                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

       An analysis of the investment securities portfolio as of December 31, 1990 is as follows:

                                                                        Securities         Obligations
                                                                         of U.S.            of states
                                                          U.S.          government            and              Total
                                                        Treasury       agencies and        political         investment
                           Maturity in years           securities      corporations       subdivisions       securities
                           -----------------           ----------      ------------       ------------       ----------
                           1 year or less            $      -             6,496,905          1,354,988        7,851,893
                           1 to 5 years                 3,656,424        22,082,382          5,814,692       31,553,498
                           5 to 10 years                    -                 -              7,923,130        7,923,130
                           Over 10 years                    -               266,550         15,982,489       16,249,039
                                                        ---------        ----------         ----------       ----------
                           Book value                   3,656,424        28,845,837         31,075,299       63,577,560

                           Gross unrealized
                                gains                      42,025           348,363          1,393,557        1,783,945

                           Gross unrealized
                                losses                     (5,574)           (6,775)           (71,780)         (84,129)
                                                        ---------        ----------         ----------       ----------
                           Estimated market
                                value                 $ 3,692,875        29,187,425         32,397,076       65,277,376
                                                        =========        ==========         ==========       ==========

(3)      Loans and Allowance for Loan Losses

         Transactions in the allowance for loan losses were as follows:

                                                                         Years ended December 31,
                                                           --------------------------------------------------
                                                               1991             1990               1989
                                                               ----             ----               ----
              Balance, beginning of year                    $1,724,021          1,789,784          1,460,677
              Provision charged to income                      875,000            360,000            310,000
              Loans charged off                               (884,379)          (443,279)           (68,540)
              Loan recoveries                                  113,383             17,516             87,647
                                                            ----------          ---------          ---------
              Balance, end of year                          $1,828,025          1,724,021          1,789,784
                                                            ==========          =========          =========

       Loans classified as nonaccrual as of December 31, 1991 and 1990 were $578,725 and $32,743, respectively.

       Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

       Certain directors, executive officers and principal holders of equity securities are loan customers of the Bank. Such loans are made in the ordinary course of business on normal credit terms, including interest rate and collateralization, and none represent more than a normal risk of collection. Such loans were approximately $2,170,000 and $1,620,000 at December 31, 1991 and 1990, respectively. During 1991, additional loans of approximately $1,504,000 were made and payments of approximately $954,000 were received.

(4)    Buildings, Furniture and Equipment

       Buildings, furniture and equipment consist of the following:

                                                                                  December 31,
                                                                            --------------------------
                                                                            1991                  1990
                                                                            ----                  ----
             Land                                                          $3,180,514             948,514
             Buildings                                                     10,746,464           6,777,283
             Leasehold improvements                                             -               2,518,462
             Furniture and equipment                                        2,756,947           2,317,071
                                                                           ----------          ----------
                                                                           16,683,925          12,561,330

         Less accumulated depreciation                                      2,576,380           2,028,774
                                                                           ----------           ---------

                                                                          $14,107,545          10,532,556
                                                                          ===========          ==========

       On February 1, 1991, the Bank purchased the Menlo Park building which was previously leased. The bank leases its Santa Cruz trust office under an operating lease. The office lease has a noncancelable lease term which expires in October 1992. Upon expiration of the lease, the Bank has the option of extending the term on a month-to-month basis, and shall pay a monthly rent equal to 125% of the monthly rent payable during the last month of the term. Monthly rent is currently based on a minimum rental plus an adjustment for the cost of living.


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

(5)    Income Taxes

       Income tax provisions (credit) in the consolidated statements of income are as follows:

                                                                         Years ended December 31,
                                                                 -------------------------------------------
                                                                   1991             1990          1989
                                                                   ----             ----          ----
             Current tax provision:
                       Federal                                  $  722,500          743,500       1,038,400
                       State                                       459,200          530,200         563,200
                                                                 ---------        ---------       ---------
                                                                 1,181,700        1,273,700       1,601,600
                                                                 ---------        ---------       ---------
             Deferred tax provision (credit):
                       Federal                                      54,800          104,800        (139,700)
                       State                                        24,500          (26,500)        (68,900)
                                                                 ---------        ---------       ---------
                                                                    79,300           78,300        (208,600)
                                                                 ---------        ---------       ---------
                                                                $1,261,000        1,352,000       1,393,000
                                                                 =========        =========       =========

       Applicable income taxes for financial reporting purposes differ from the amount computed by applying the statutory Federal income tax rate for the reasons noted in the table below:

                                                                       Years ended December 31,
                                            -------------------------------------------------------------------------------
                                                   1991                             1990                       1989
                                            ---------------------         ---------------------         -------------------
                                            Amount        Percent         Amount        Percent         Amount       Percent
                                            ------        -------         ------        -------         ------       -------
       Tax at statutory Federal
          income tax rate                 $ 1,522,200       34.0%       $ 1,603,800       34.0%     $ 1,577,200       34.0%
       Increases (decreases) in
          tax resulting from:
            Tax-exempt income                (698,900)     (15.6)          (643,000)     (13.6)        (582,900)     (12.6)
            State income tax, net
            of Federal tax benefit            319,200        7.1            332,400        7.1          326,300        7.0
          Other, net                          118,500        2.7             58,800        1.2           72,400        1.6
                                            ---------       ----          ---------       ----        ---------       ----
       Applicable income taxes            $ 1,261,000       28.2%       $ 1,352,000       28.7%     $ 1,393,000       30.0%
                                            =========       ====          =========       ====        =========       ====



       Accumulated deferred income tax assets of $476,200 and $579,000 at December 31, 1991 and 1990, respectively, were included in accrued interest receivable and other assets.


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

The principal sources of deferred tax provision (credit) were as follows:

                                                        Years ended December 31,
                                                   ---------------------------------
                                                   1991        1990             1989
                                                   ----        ----             ----
            Accrued income and expense
                  differences for Federal
                  and state income tax
                  purposes                       $    --     (48,500)         (48,400)

            Provision for state income
                  taxes deductible for
                  Federal income tax
                  purposes                         23,400     13,700          (14,500)

            Provision for loan losses
                  for Federal income tax
                  purposes greater (less)
                  than provision for
                  financial statements            (25,000)    22,400         (105,400)

            Other, net                             80,900     90,700          (40,300)
                                                   ------     ------          -------
                                                 $ 79,300     78,300         (208,600)
                                                   ======     ======          =======

(6)    Common Stock

       In 1989, the Board of Directors approved a two-for-one stock split to holders of record as of November 14, 1989. In the consolidated financial statements and the accompanying notes, the per common share amounts, average number of common shares outstanding, shares reserved for issuance and stock option data for 1989 have been adjusted to reflect the stock split.


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

(7)    Employee Stock Option Plan

       The Bank has a stock option plan for certain of its officers and key employees. Options have been granted at prices of $6.1875 to $32.50 a share. Options are granted at prices per share not less than market price at date of grant. The options are exercisable one year from the date of grant at 20% annually and expire at various dates through July 17, 2001. Options which terminate without being exercised may be reissued. Shares of common stock reserved for granting of stock options were 9,950 and 33,550 at December 31, 1991 and 1990, respectively.

                                                                                1991                1990
                                                                                ----                ----
           Balance of options outstanding,
                beginning of year                                            167,926             157,276

           Granted                                                            37,000              30,000
           Exercised                                                         (36,800)            (18,450)
           Canceled/Expired                                                  (13,400)               (900)
                                                                             -------             -------
           Balance of options outstanding,
                year-end                                                     154,726             167,926
                                                                             =======             =======

       Options for 53,326 and 60,726 shares were exercisable at December 31, 1991 and 1990, respectively.

       Tax benefits from early disposition of the stock by optionees under incentive stock options of $134,027 were credited to capital surplus in 1991.

(8)    Profit-Sharing Plan

       The Bank has a profit-sharing plan covering substantially all employees. Contributions are made to the plan at the discretion of the Bank's Board of Directors. The contributions were $321,615, $336,509 and $324,480 for the years ended December 31, 1991, 1990 and 1989, respectively.

                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

(9)    Commitments and Contingent Liabilities

       (a) Financial Instruments with Off-Balance Sheet Risk

       The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit, interest rate, and exchange rate risk in excess of the amounts recognized in the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank controls the credit risk of these transactions through credit approvals, limits, and monitoring procedures.

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include marketable securities, accounts receivable, inventory, property, plant, and equipment, income-producing commercial properties and residential properties.

       Standby letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Guarantees extend for less than five years and expire in decreasing amounts through 1996. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

       Of these commitments outstanding at December 31, 1991, 51% of all letters of credit were unsecured, while 49% of all letters of credit were 100% collateralized.

                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

The Bank has commitments to extend credit of $80,410,239 and $74,489,857 as of December 31, 1991 and 1990, respectively. The Bank also has standby letters of credit and financial guarantees of $8,047,791 and $7,075,143 as of December 31, 1991 and 1990, respectively. Based on the historical experience of the Bank, management does not believe that it will be called upon to disburse all funds under these commitments.

(b) Concentration of Credit Risk

The Bank grants residential, commercial and consumer loans to customers located primarily in the northern California Bay Area. Although the Bank has a diversified portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the economic sector of northern California, including the real estate markets of the northern California Bay Area.

(c)    Available Lines of Credit

At December 31, 1991, the Bank had available an unused line of credit of $3,000,000 for Federal fund borrowings on an "as available" basis, and a $5,000,000 committed line of credit. Any amounts drawn on the committed line of credit will be collateralized by marketable securities having an aggregate market value of not less than 125% of the loan amount.

(10) Trust Assets

The trust department of the Bank held the following types of fiduciary assets, at cost:


                                                                              December 31,
                                                                     --------------------------------
                                                                        1991             1990
                                                                        ----             ----
        Personal living trusts                                        $95,716,728          85,609,586
        Employee benefit trusts                                        29,561,367          24,588,678
        Agency, safekeeping, custodian
             and escrow accounts                                      227,812,862         100,493,136
        Court trusts                                                    8,598,011             876,825
        Plus liabilities                                                3,283,238             998,355
                                                                      -----------         -----------
                                                                    $ 364,972,206         212,566,580
                                                                      ===========         ===========

The market value of the trust assets was approximately $460,583,000 and $271,520,000 at December 31, 1991 and 1990, respectively. These assets are not beneficially owned by the Bank and, therefore, they are not included in the balance sheets.


                                                                     (Continued)

                    UNIVERSITY NATIONAL BANK & TRUST COMPANY

                   Notes to Consolidated Financial Statements

(11)     Regulatory Matters

         The Bank is subject to the Office of the Comptroller of the Currency
         (OCC) governing capital adequacy. In 1989, the OCC adopted regulations for determining capital adequacy which involves assigning assets to four broad risk categories and establishing minimum capital ratios based on these assignments. The regulations, to be phased in over three years, require a ratio of capital to risk-weighted assets of 7.25% by December 31, 1990, and 8.00% by December 31, 1992. By December 31, 1992, the Bank is also required to have a minimum Tier 1 (as defined by the regulations) ratio of 4.00%. Based on the Bank's capital position at December 31, 1991, management of the Bank does not anticipate that the implementation of these regulations will have any impact on the Bank's capital plans in the near term. The Bank's actual ratios as of December 31, 1991 were 10.68% for total Tier 1 capital and 11.46% for total capital to risk-weighted assets. The Bank's primary capital ratio at December 31, 1991 was 8.71%.

         Additionally, banking regulations limit the amount of dividends that may be paid without prior approval of the Bank's regulatory agency. Retained earnings against which dividends may be paid without prior approval of the OCC amounted to approximately $7,298,000 at December 31, 1991, subject to the minimum capital ratio requirements noted above.

PART III.

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK


The following table sets forth certain information concerning all Directors and Officers of the Bank as of December 31, 1991:


Name                            Age    Position                        Since
- ----                            ---    --------                        -----
Lawrence A. Aufmuth             47     Director                         1991
Thomas R. Brown                 54     Director                         1991
Linda R. Meier                  51     Director                         1979
Betsy J. Morgenthaler           39     Director                         1991
J. Boyce Nute                   55     Director                         1986
George G. C. Parker             52     Director                         1986
William A. Preston              55     Director                         1979
Leslie M. Quist                 39     Director                         1984
Carl J. Schmitt                 57     Chairman of the Board and        1979
                                       Chief Executive Officer
Leonard Ware                    64     Director                         1979
Gayle A. Anderson               50     Executive Vice President and     1984
                                       Chief Financial Officer
David R. Hood                   47     Executive Vice President and     1991
                                       Senior Lending Officer
Hall Palmer                     51     Executive Vice President and     1987
                                       Senior Trust Officer

Principal Occupation and Employment

The principal occupation of each executive officer and director during the past five years is as follows:

LAWRENCE A. AUFMUTH is an attorney and has been a partner in Aufmuth, Fox & Baigent since June, 1988. From July, 1971 to June, 1988, he was with Ware & Freidenrich.

THOMAS R. BROWN has been Chairman of the Board of California Casualty Management Company since 1978 and Chairman of the Board of California Casualty Indemnity Exchange, California Casualty Insurance Company, California Casualty & Fire Insurance Company and California Casualty General Insurance Company since 1978. Since 1972, he has been Director and Vice President of California Casualty & Life Insurance Co.

LINDA R. MEIER has been a member of the Board of Directors of Stanford University Hospital since 1978. She is Vice President of the Board of Trustees of Stanford University having joined the Board in 1984 and is a Co-Chairperson of the Stanford Centennial Campaign.

BETSY J. MORGENTHALER has been a partner of Jaeger Vineyards since 1973 and a partner of Rutherford Hill Winery since 1975. She is on the Board of Achievement Rewards for College Scientists, Northern California Chapter, and serves on the Stanford University Hospital Development Council, Stanford University Hospital Development and Public Affairs Committee and the Advisory Committee of the Center for Economic Policy Research.

J. BOYCE NUTE has been Chairman, President and Chief Executive Officer of Mayfield Publishing Company (formerly National Press Publishing Corporation) since 1985. From 1971 to 1985, Mr. Nute was President and Chief Executive Officer of National Press Publishing Corporation.

GEORGE G. C. PARKER is Professor of Management (Teaching) and the Director of the Financial Management Program at the Graduate School of Business at Stanford University. Mr. Parker also provides consulting services to various corporations and banks regarding financial management and strategy. In addition, he is a member of the Board of Managers (Trustees) of Haverford College, Haverford, Pennsylvania.

WILLIAM A. PRESTON is Chairman and Chief Executive Officer of APM, Inc., Palo Alto. Mr. Preston has been associated with this company, which is engaged in the manufacture of plastic products, since 1969.

LESLIE M. QUIST was Assistant Vice President, Corporate Banking, Wells Fargo Bank, N.A. from January, 1979 to November, 1983. She is a member of the Board of St. Luke's Hospital Junior Auxiliary of San Francisco and a board member of the Woodside School Foundation.

CARL J. SCHMITT has been Chairman and Chief Executive Officer of the Bank since its organization in 1979. Mr. Schmitt was self-employed as a banking consultant from 1978 to 1979 and was Superintendent of Banks of the State of California from 1975 to 1978.

LEONARD WARE was a partner with Ware & Freidenrich, A Professional Corporation, a law firm, in Palo Alto, from 1969 to 1981. Currently, he is Of Counsel to that firm.

GAYLE A. ANDERSON has been Executive Vice President and Chief Financial Officer since December, 1984. She has 28 years banking experience including that of President of Golden Gate Bank in San Francisco and 12 years of experience in the California State Banking Department.

DAVID R. HOOD has been Executive Vice President and Senior Lending Officer since 1991. He has been with the Bank since 1985. Mr. Hood had an eighteen year career with Wells Fargo

Bank, most recently serving as Vice President and Manager of the San Mateo Business Center.

HALL PALMER has been Executive Vice President and Senior Trust Officer since May, 1987. From 1984 to 1987, he was Senior Vice President and Executive Trust Officer with Key Bank of Oregon, formerly Pacific Western Bank. Mr. Palmer had a sixteen year career with Wells Fargo Bank, most recently serving as Vice President and Trust Officer managing the Peninsula Trust Region from 1982 to 1984.

There are no family relationships among the Directors of the Bank.

At the present, there is no pending litigation or proceeding involving any directors, officers, or other agents of the Bank, in their capacities as directors, officers, or agents of the Bank, and neither the Bank, nor any of its directors or officers is aware of any threatened litigation or proceeding.

The Bank employs no "significant employees" within the meaning of 12 CFR 11.841(b).

No officer of the Bank holds a directorship in other companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, except William A. Preston, who is a Director of Pacific Scientific Company, and Thomas R. Brown, who is a Director of Hexcel Corporation and of Fortis Corporation.

No officer of the Bank has been involved in any of the events listed in 12 CFD 11.841(e).

Committees of the Board of Directors

The Board of Directors of the Bank has established an Audit Committee and a Compensation Committee. The members of the Audit Committee are J. Boyce Nute, as Chairperson, Lawrence A. Aufmuth, George G. C. Parker and Betsy Morgenthaler. The members of the Compensation Committee are William A. Preston, as Chairperson, Linda R. Meier, and Lawrence A. Aufmuth.

The Audit Committee met four times during 1991. The functions of the Audit Committee are to recommend the appointment of and to oversee a firm of independent public accountants, whose duty it is to audit the books and records of the Bank for the fiscal year for which they are appointed, to monitor and analyze the results of the internal and regulatory examinations, and to monitor the Bank's financial and accounting organization and financial reporting.

The Compensation Committee met one time during 1991. The function of the Compensation Committee is to make recommendations to the Board of Directors regarding the compensation of the

Executive Officers of the Bank. The Board of Directors makes the final decision regarding such matters.

The Bank does not have a nominating committee. The Board of Directors of the Bank performs the function of a nominating committee.

The full Board of Directors had six regular meetings and one special meeting during 1991.

In 1991, all incumbent Directors of the Bank attended at least 75% of the meetings of the Board of Directors and the meetings of committees, including the Audit and Compensation Committees, on which each Director serves.

ITEM 11. EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation during the fiscal year ended December 31, 1991, of the four Executive Officers of the Bank whose remuneration exceeds $60,000, and of all Executive Officers as a group:

                            CASH COMPENSATION TABLE
                            -----------------------
                                                        Cash
                                                        ----
Names of Individuals     Capacities in Which Served   Compensation
- --------------------     --------------------------   ------------
Carl J. Schmitt                 Chairman of the       $378,433.93
                                Board and Chief
                                Executive Officer

Gayle A. Anderson               Executive Vice        $173,981.90
                                President and
                                Chief Financial
                                Officer

David R. Hood                   Executive Vice        $115,650.68
                                President and
                                Senior Lending
                                Officer

Hall Palmer                     Executive Vice        $173,903.78
                                President and
                                Senior Trust
                                Officer

All Executive                                       $1,118,075.30
Officers as a
Group
(5 persons)(1)

(1)Reflects remuneration of Herbert C. Foster while serving as an Executive Officer in 1991.

Stock Option Plan

In 1980, the Bank adopted the University National Bank & Trust Company 1980 Stock Option Plan (the "Option Plan"), which set aside 42,000 (pre- split) shares of the Common Stock for options which may be granted to key, full-time salaried officers and employees of the Bank. Non-employee Directors of the Bank may not be granted options under the Option Plan. The Option Plan was amended in 1982 with the approval of the Bank's shareholders to permit the Bank to grant incentive stock options (as defined in the Internal Revenue Code) as well as nonqualified stock options. The Option Plan was amended in 1984, in 1986, and in 1988 with the approval of the Bank's shareholders to increase the number of shares reserved under the Option Plan to a total of 130,160 (pre-split) shares. As a result of the two-for-one stock split approved by the Bank's shareholders on November 14, 1989, the share reserve doubled to 260,160 shares. The Option Plan was amended in 1990 with the approval of the Bank's shareholders to increase the number of shares reserved under the Option Plan to 280,320.

In January 1987, in accordance with the terms of the Option Plan, the Board of Directors made minor amendments to the Option Plan to incorporate changes required by the Tax Reform Act of 1986 for incentive stock options. Such amendments are reflected in the following discussion of the Option Plan.

As of March 18, 1992, options to purchase 286,088 shares have been granted under the Option Plan, grants for 36,915 shares expired unexercised, options to purchase 96,173 shares have been exercised. There are currently options outstanding to purchase 153,000 shares, at option prices ranging from $7.50 to $32.50 per share and which will expire at various times from 1992 through 2002. Accordingly, 950 shares remain available for grant pursuant to the Option Plan.

The exercise price of all options granted under the Option Plan must be not less than the fair market value of the Bank's Common Stock on the date the option is granted; provided, however, the option price for any employee (a "Ten Percent Owner Employee") owning stock possessing ten percent (10%) or more of the total combined voting power of all stock of the Bank must be one hundred ten percent (110%) of the fair market value of the shares on the grant date. The fair market value of the stock for which an employee may be granted incentive stock options for any calendar year beginning after January 1, 1987 may not become exercisable at a rate faster than $100,000 per year based on the stock's value measured as of the grant date.

Unless otherwise provided by the Bank's Board of Directors, all options granted under the Option Plan are exercisable in five equal annual installments, commencing one year after the date the option is granted. An option may not have a term exceeding ten (10) years; provided any option granted to a Ten Percent Owner Employee may not have a term exceeding five (5) years.

In the event an employee's employment with the Bank is terminated for any reason other than death, disability or cause, the employee's option will remain exercisable (to the extent exercisable at the time of such termination) for a period of thirty (30) days from the date of such termination. In the event the employee's employment is terminated for cause, the option will immediately expire upon notice of such termination. In the event the employee's employment is terminated by the employee's death or disability, the option will remain exercisable (to the extent exercisable immediately prior to such death or disability) for a period of one year from the date of such termination.

Options granted are subject to the "sequential exercise rule" which means that these options must be exercised in the sequences in which they are granted, and that an employee must completely exercise a prior option before exercising a subsequent option. Compliance with the sequential exercise rule is not required for federal or California income tax purposes for options granted after January 1, 1987. However, the management of the Bank has determined that compliance with the sequential exercise rule is in the best interests of the Bank and will be required as a condition to the exercise of an option.

In the event of a merger or consolidation in which the Bank is not the surviving corporation or the sale of substantially all of the Bank's assets, all outstanding options under the Option Plan become immediately exercisable.

The Option Plan provides for adjustment in the number of shares of Common Stock authorized under the Option Plan or granted to an optionee to protect against dilution in the event of certain changes in the Bank's capitalization, including stock splits and stock dividends.

The Board of Directors may amend or terminate the Option Plan at any time and may vary the terms of options to be granted in the future without the approval of the shareholders, except that the Board may not increase the maximum number of shares for which options may be granted in the aggregate or individually under the Option Plan, change the formula setting the minimum price at which options may be granted or exercised, or amend the requirements as to the class of employees or officers eligible to receive options without the approval of the Bank's shareholders.

The following summary is intended only as a general guide as to the federal income tax consequences under current law respecting participation in the Option Plan, and does not attempt to describe all possible federal or potential state and local or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable. For example, special tax rules apply to affiliates of the Bank.

Optionees should consult their own tax advisors prior to the exercise of any option and prior to the disposition of any shares of Common Stock acquired upon the exercise of an Option.

Options designated as incentive stock options are intended to fall within the requirements of the provisions of section 422A of the Internal Revenue Code of 1986, as amended. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

For optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is defined to be the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. (Under present law, however, capital gains are taxed at the same rate as ordinary income.) If an optionee is entitled to long-term capital gain treatment upon a sale of the stock, the Bank will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the option price and the fair market value of the shares on the date of exercise (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed at ordinary income rates at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months. Any ordinary income recognized by the optionee upon the disposition of stock should be deductible by the Bank for federal income tax purposes.

The difference between the exercise price and the fair market value of the shares on the determination date of an incentive stock option (which is generally the date of exercise) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax in years beginning on or after January 1, 1987.

Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option.
Upon exercise of an option, the optionee normally recognizes ordinary income in the amount of the difference between the option price and the fair market value on the determination date (which is generally the date of exercise). If the Optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the date of recognition of income, will be taxed as a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than twelve months from the date of recognition of income. No tax deduction is available to the Bank with respect to the grant of the option or the sale of the stock acquired pursuant to such grant. The Bank should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of the option.

The following table sets forth certain information as to each of the current Executive Officers of the Bank, as to all current Directors and Executive Officers as a group and as to all other current (non-executive) officers of the Bank with regard to (i) options granted under the Option Plan since its adoption and (ii) shares held subject to unexercised options as of March 18, 1992.

                                      Number of          Average
                                      Shares of          Option
                                      Common             Price Per
                                      Stock              Share
                                      -----              -----
GRANTED:
Carl J. Schmitt                       48,026              $10.7442
Gayle A. Anderson                     17,500              $16.8571
David R. Hood                         14,000              $18.8393
Hall Palmer                           14,500              $19.2328
Suzanne M. Powers                     14,000              $16.7419

All Current Directors and
  Executive Officers
  as a Group
  (14 persons)(1)                    108,026              $14.7003

Other (non-executive) Officers
  (23 persons)                       107,250              $20.7174

UNEXERCISED:
Carl J. Schmitt             21,750                   $16.5144
Gayle A. Anderson           10,000                   $23.2875
David R. Hood               10,000                   $22.5500
Hall Palmer                 14,500                   $19.2328
Suzanne M. Powers            7,000                   $23.9643

All Current Directors and
  Executive Officers
  as a Group
  (14 persons)(1)           63,250                   $19.9872

Other (non-executive)
  Officers (23 persons)     89,750                   $22.9496

(1) The Current Directors of the Bank are Lawrence A. Aufmuth, Thomas R. Brown, Linda Meier, Betsy J. Morgenthaler, J. Boyce Nute, George G. C. Parker, William A. Preston, Leslie M. Quist, Carl J. Schmitt, and Leonard Ware. The Executive Officers of the Bank are Carl J. Schmitt, Gayle A. Anderson, David R. Hood, Hall Palmer, and Suzanne M. Powers. Suzanne M. Powers was named an Executive Officer in January, 1992.

During 1991, Carl J. Schmitt was granted an option to purchase 3,750 shares at a price of $25.25 per share. In addition, Gayle A. Anderson and Hall Palmer were each granted an option to purchase 2,500 shares at a price of $25.25 per share. David R. Hood and Suzanne M. Powers were each granted an option to
purchase 1,000 shares at a price of $25.25 per share.   David R. Hood was also
granted an option to purchase 4,000 shares at a price of $27.25 per share. Additionally, in 1991, Carl J. Schmitt exercised an option to purchase 3,000 shares for an aggregate price of $19,687.50. The fair market price of the Common Stock on the date of exercise was $25.50 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $56,812.50. Also in 1991, Gayle A. Anderson exercised an option to purchase 1,800 shares for an aggregate purchase price of $20,250. The fair market price of the Common Stock on the date of exercise was $25.50 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $25,650. Also in 1991, David R. Hood exercised an option to purchase 1,200 shares for an aggregate purchase price of $9,450. The fair market price of the Common Stock on the date of exercise was $25.50 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $21,150. Also in 1991, Suzanne M. Powers exercised an option to purchase 1,600 shares for an aggregate purchase price of $18,400. The fair market price of the Common Stock on the date of exercise was $29 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $28,000.

In January, 1992, Carl J. Schmitt exercised an option to purchase 2,426 shares for an aggregate purchase price of $15,920.63. The fair market value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $44,122.87. Also in 1992, Gayle A. Anderson exercised an option to purchase 700 shares for an aggregate purchase price of $7,875. The fair market value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $9,450.00. Also in 1992, David R. Hood exercised an option to purchase 2,000 shares for an aggregate purchase price of $22,500. The fair market value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $27,000. Also in 1992, Suzanne M. Powers exercised an option to purchase 400 shares for an aggregate purchase price of $4,500. The fair market value of the Common Stock on the date of exercise was $24.75 per share. Accordingly, the fair market value of the shares purchased on the date of exercise exceeded the aggregate exercise price by $5,400. Additionally, in 1992, Suzanne M. Powers was granted an option to purchase 3,000 shares at a price of $24.75 per share.

Profit Sharing Plan

Effective as of January 1, 1981, the Bank adopted the Employees' Profit Sharing Plan (the "Profit Plan"), which was most recently amended and restated in its entirety effective January 1, 1988, as the University National Bank & Trust Company Employees' Profit Sharing and Tax Deferred Savings Plan (as so amended, the "Profit Plan"). A First Amendment to the Profit Plan was adopted by the Bank on June 26, 1989.

Each employee of the Bank becomes eligible to participate in the Profit Plan beginning January 1 following his date of hire. Each eligible employee is permitted to contribute a specified percentage of his compensation on a pre-tax basis to the Profit Plan. Such pre-tax contributions may not be less than 1% of an employee's pre-tax compensation, nor more than the maximum percentage specified in advance by the Bank. The annual amount of an employee's pre-tax contributions may not exceed the maximum permitted by law. The adjusted annual limit for 1991 was $8,475. If an employee's pre-tax contributions exceed the annual limit, the excess will be returned to the employee no later than April 15 after the close of the year in which the contributions were made. In addition to this annual limit, the pre-tax contributions of highly compensated employees, as defined in the Internal Revenue Code of 1986, as amended (the "Code"), may be effectively limited to a lesser amount so that the Profit Plan will comply with the requirements of section 401(k) of the Code. All pre-tax contributions to the Plan are fully vested and non-forfeitable at all times.

The Bank may make discretionary contributions to the Profit Plan for each fiscal year in an amount determined by the Board of Directors. Such discretionary contributions, when added to the total pre-tax contributions made by employees, may not exceed 15% of the total compensation paid to all employees participating in the Profit Plan during the calendar year. Discretionary Bank contributions to the Profit Plan, and forfeitures resulting from employees who terminate employment with the Bank when less than 100% vested, are allocated among eligible employees who work at least 1000 hours for the Bank during the calendar year and are still employed on the last day of the calendar year in accordance with a formula that takes into account each participant's total compensation and social security wages for the year. All discretionary Bank contributions and forfeitures allocated to an employee under the Profit Plan become fully vested when the employee reaches age 65 or dies or becomes totally disabled. If an employee terminates employment before reaching age 65 for any reason other than death or total disability, the discretionary Bank contributions and forfeitures allocated to him under the Profit Plan vest at the rate of 20% for each year in which the employee works at least 1,000 hours for the Bank beginning with the second such year.

Amounts allocated to an employee's pre-tax contribution and discretionary Bank contribution accounts under the Profit Plan are invested in the Bank's Common Stock, the General Fund of investments selected by the trustee of the Profit Plan, and the Secured Deposit Fund. An employee may change his investment election as to future contributions in January of each year. Each employee is entitled to instruct the trustee with respect to voting, and in the event of a tender offer for the Bank's Common Stock, tendering the shares of the Bank's Common Stock that are credited to the employee's accounts under the Profit Plan.

Generally, payment to an employee of his vested interest in the Profit Plan commences after the next year-end valuation following the employee's termination of employment with the Bank. Payment is made either in a lump sum or in equal installments over a period not exceeding ten years. With the Bank's consent, an employee may make withdrawals from the vested portions of his pre-tax contribution and discretionary Bank contribution accounts because of financial hardship whether or not he has terminated employment. In addition, a fully vested employee who has reached the age 59 1/2 may withdraw up to his entire interest in the plan at any time.

During 1991, there were no distributions to the Bank's Executive Officers pursuant to the Profit Plan. As of December 31, 1991, the vested amount in the Profit Plan with respect to the five Executive Officers, including Herbert Foster who resigned from the Bank in July, 1991, was $945,495.31. In February, 1992, $218,396.48 was distributed to Herbert Foster.

Compensation of Directors

In 1991, each non-management director of the Bank was paid $1,000 per month. Directors Emeriti and Honorary Directors were each paid $500 per month. The total compensation paid to all non-management directors in 1991 was $101,500.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

Principal Security Holders

The following table identifies, as of March 18, 1992, those individuals, groups, corporations or other entities which beneficially own, directly or indirectly, more than five percent of the Bank's outstanding voting securities:

                                                                         Percent of
                                Relation-              Amount              Class
Name &                          ship with           Beneficially         Beneficially
Address                         Bank                   Owned               Owned
- -------                         ---------           ------------        ------------
Carl J. Schmitt(1)              Chairman of         79,595 (2)              6.14%
521 Fanita Way                  the Board &
Menlo Park, CA 94025            Chief Executive
                                Officer

Robert A. Schmitt               Shareholder         68,502 Shares           5.28%
48 Encino Road
Atherton, CA 94025

- ----------
(1) Carl J. Schmitt is the son of Robert A. Schmitt.
(2) Includes options presently exercisable for 13,200 shares.

              (Balance of this page is intentionally left blank)

The following table sets forth as of March 18, 1992, the number of shares of Common Stock owned beneficially by all of the executive officers and directors of the Bank as a Group.

                                                       Percent
                                            Amount     of Class
                                        Beneficially  Beneficially
Name                  Position              Owned        Owned
- ----                  --------              -----        -----
Lawrence A. Aufmuth   Director              1,500 (1)    0.12%
Thomas R. Brown       Director                500        0.04%
Linda R. Meier        Director             26,138 (2)    2.01%
Betsy J. Morgenthaler Director                300        0.02%
J. Boyce Nute         Director              2,727 (3)    0.21%
George G.C. Parker    Director              4,650        0.36%
William A. Preston    Director             19,384 (4)    1.49%
Leslie M. Quist       Director              2,200        0.17%
Carl J. Schmitt       Chairman & Chief     79,595 (5)    6.14%
                      Executive Officer
Leonard Ware          Director             20,048 (6)    1.55%
Gayle A. Anderson     Executive Vice       21,073 (7)    1.62%
                      President and
                      Chief Financial
                      Officer
Hall Palmer           Executive Vice       21,455 (8)    1.65%
                      President and
                      Senior Trust
                      Officer
David R. Hood         Executive Vice        6,047 (9)    0.47%
                      President and
                      Senior Lending
                      Officer
Suzanne M. Powers     Executive Vice        5,082 (10)   0.39%
                      President and
                      Senior Operations
                      Officer

All Current Directors                     210,699 (11)  16.24%
and Executive Officers
of the Bank as a Group
(14 persons)


(1)   Held in an individual retirement account ("IRA").

(2) Includes beneficial ownership of 5,000 shares owned of record by the Meier Family Trust, of which Linda R. Meier is co-trustee.

(3)  Includes 245 shares held in an IRA and 244 shares held in spouse's
IRA.

(4)  Includes 2,646 shares held in a KEOGH account.

(5) Includes 17,130 shares in the Bank's Profit Sharing Plan, 2,961 shares held in an IRA, 708 shares held in a 401(k) Plan, and options presently exercisable for 13,200 shares.

(6)  Includes 6,400 shares owned of record by the Ware Family

Trusts, of which Leonard Ware is co-trustee and 6,324 shares owned by spouse.

(7) Includes 5,761 shares held in the Bank's Profit Sharing Plan, 1,437 shares held in a 401(k) Plan and options presently exercisable for 3,800 shares

(8)  Includes 3,094 shares held in the Bank's Profit Sharing Plan, 1,407 shares held in a 401(k) Plan, 2,308 shares held in a Rollover 401(k) Plan, 8,500 shares held in a trust of which Mr. Palmer is co-trustee and options presently exercisable for 5,600 shares.

(9) Includes 894 shares held in the Bank's Profit Sharing Plan, 353 shares held in a 401(k) Plan and options presently exercisable for 1,600 shares.

(10)  Includes 1,618 shares held in the Bank's Profit Sharing Plan,
464 shares held in a 401(k) Plan and options presently exercisable for 800 shares.

(11)  Includes 28,497 shares held in the Bank's Profit Sharing Plan,
4,706 shares held in IRA accounts, 2,646 shares held in a KEOGH Account, 6,707 shares in 401(k) Plans, options presently exercisable for 25,000 shares, and 8,500 shares held in a trust of which an executive officer is co-trustee.

There has been no change of control nor are there any arrangements known to the Bank which may at a subsequent date result in a change of control.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions With Management

Mr. Leonard Ware, a director of the Bank, is of counsel to Ware & Freidenrich, A Professional Corporation, counsel to the Bank. Such firm provides legal services to the Bank at rates not in excess of the standard hourly rates of the firm.

Indebtedness of Management

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and which, in the opinion of the Bank's management, do not involve a greater risk of collectibility. Furthermore, it is the Bank's policy to preclude its executive officers from borrowing from the Bank and any loan to a director must be approved by the entire Board of Directors.

At no time since January 1, 1991 has the Bank had any outstanding aggregate extensions of credit to individual Bank Directors, Executive Officers, Principal shareholders, or their associates, exceeding ten percent (10%) of the equity capital of the Bank.

The following table summarizes the loans to Directors and Principal Holders of Equity Securities in the quarter ended December 31, 1991:

Outstanding Balances as of September 30, 1991:       $1,394,414.49

Aggregate Amount of New Loans Made:                     727,064.54

Aggregate Amount of Repayments:                         334,204.51

Aggregate Amount of Other Changes:                      382,732.18

Aggregate Amount of Outstanding Balances
at Period Ending December 31, 1991:                  $2,170,006.70

During the period ended December 31, 1991, none of these loans became past due or placed on non-accrual.

PART IV.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON
          FORM F-3

An index of all financial statements filed as part of this annual report is set forth on page 32 and is herein incorporated by reference.

There are no other applicable exhibits to be filed as a part of this Annual Report.

No Form F-3 Report was required to be filed in the fourth quarter 1991.

                (Balance of this page intentionally left blank)

                                   SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  University National Bank
                                  & Trust Company


                                  By /s/ Carl J. Schmitt
                                     ------------------------
                                     Carl J. Schmitt, Chairman
                                     and Chief Executive Officer

Date:  March 23, 1992

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the date indicated.

Signature                        Title
- -----------------------------------------------------------------
Carl J. Schmitt*                 Chairman of the Board, Chief
                                 Executive Officer and Director
                                 (Principal Executive Officer)

Gayle A. Anderson*               Executive Vice President and
                                 Chief Financial Officer
                                 (Principal Financial and
                                 Principal Accounting Officer)

Lawrence A. Aufmuth*             Director

Thomas R. Brown*                 Director

Linda R. Meier*                  Director

Betsy J. Morgenthaler            Director

J. Boyce Nute*                   Director

George G. C. Parker*             Director

William A. Preston*              Director

Leslie M. Quist*                 Director

Leonard Ware*                    Director

*By /S/ Carl J. Schmitt
    -------------------
    (Carl J. Schmitt,
    Attorney-In-Fact)
Date:  March 23, 1992


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